Exhibit 10.46
EXECUTION COPY
TRANSACTION AGREEMENT
BY AND AMONG
KANSAS CITY SOUTHERN,
THE KANSAS CITY SOUTHERN RAILWAY COMPANY,
NORFOLK SOUTHERN CORPORATION,
AND
THE ALABAMA GREAT SOUTHERN RAILROAD
COMPANY
DATED AS OF
DECEMBER 1, 2005

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		Page
14.7	Severability	47
14.8	Captions	47
14.9	Counterparts	47
14.10	Costs and Attorneys' Fees	47
14.11	Judicial Interpretation	47
14.12	No Third Party Beneficiaries	48
14.13	Dispute Resolution	48
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TRANSACTION AGREEMENT
            THIS TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2005, by and among KANSAS CITY SOUTHERN, a Delaware corporation (“KCS”), THE KANSAS CITY SOUTHERN RAILWAY COMPANY, a Missouri corporation and Subsidiary of KCS (“KCSR”), NORFOLK SOUTHERN CORPORATION, a Virginia corporation (“NS”), and THE ALABAMA GREAT SOUTHERN RAILROAD COMPANY, an Alabama corporation and Subsidiary of NS (“AGS”), with reference to the following facts:
A.	KCS, through KCSR, currently owns or operates certain properties, trackage rights, signals, equipment, and other rights, Permits, claims, contracts and assets related thereto, in each case, as set forth on Annex A hereto (collectively, the “Assets”), constituting the rail line between Meridian, Mississippi and Shreveport, Louisiana identified on Annex B (the “Line”).

B.	KCS and NS have determined that it is advisable to form a joint venture which will own such Assets, and, at the Closing, KCS and NS, through AGS, will form a limited liability company (the “Company”) for the purpose of effecting the joint venture contemplated hereby and enter into a Limited Liability Company Agreement substantially in the form attached hereto as Exhibit A (the “Company Agreement”) setting forth their rights and obligations as members of the Company.

C.	On the terms and subject to the conditions contained herein, KCS desires to, and desires to cause KCSR to, contribute the Assets to the Company in exchange for a 70% membership interest in the Company, (as contemplated by the Company Agreement), and NS desires to cause AGS to contribute the amounts contemplated by Schedule 2.1(a) to the Company in exchange for a 30% membership interest in the Company.

D.	In connection with the transactions contemplated by this Agreement and the Company Agreement, at the Closing, the parties will enter into, or will cause the Company or their respective Affiliates to enter into, as applicable: (i) an Operating Agreement substantially in the form attached hereto as Exhibit B (the “Operating Agreement”), (ii) an NSR Joint Use Agreement substantially in the form attached hereto as Exhibit C (the “NSR Joint Use Agreement”), (iii) a KCSR Joint Use Agreement substantially in the form attached hereto as Exhibit D (the “KCSR Joint Use Agreement”), (iv) a Western Haulage Agreement substantially in the form attached hereto as Exhibit E, (v) a KCSR Master Interchange Agreement substantially in the form attached hereto as Exhibit F, (vi) a Unified Assignment and Assumption

Agreement substantially in the form attached hereto as Exhibit G, (vii) the Vicksburg Assignment Agreement (as defined in Section 3.1(b)), (viii) the Jackson Assignment Agreement (as defined in Section 3.1(c)), (ix) one or more Notes (as defined in Section 4), (x) the Omnibus Bill of Sale attached hereto as Exhibit H, (xi) the Unified Liability Agreement attached hereto as Exhibit I, (xii) the Dallas Terminal Marketing Agreement attached hereto as Exhibit J, (xiii) the NSR – KCSR Haulage Agreement (as defined in Section 3.1(c)) and (xiv) the Access Agreement (as defined in Section 10.2(c)) (collectively, the “Ancillary Agreements”).
          NOW, THEREFORE, with reference to the foregoing facts and in consideration of the mutual agreements and understandings set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:
1.	Definitions.
          1.1 Certain Definitions. All terms defined in this Agreement shall have the defined meanings when used in this Agreement or in any agreement, note, certificate, report or other document made or delivered pursuant to this Agreement, unless otherwise defined or the context otherwise requires. The following terms shall have the following meanings:
          “AAA” shall have the meaning given to that term in Section 14.13.
          “Access Agreement” shall have the meaning given to that term in Section 10.2(c).
          “Action” means any litigation, action, suit, proceeding, investigation, arbitration, claim or other dispute by or before any court or other Governmental Authority, or any other alternative dispute resolution proceedings, such as arbitration or mediation.
          “Affiliate” shall mean, with respect to any specified Person, (i) any other Person who, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, (ii) any other Person who is a director, officer, manager, member, partner or trustee of the specified Person or a Person described in clause (i) of this definition or any spouse of the specified Person or any such other Person or (iii) any Person of which the specified Person and/or any one or more of the Persons specified in clause (i) or (ii) of this definition, individually or in the aggregate, beneficially own 10% or more of any class of voting securities.
          “Aggregate NS Consideration” shall have the meaning given to that term in Schedule 2.1(a).
          “Agreement” shall have the meaning given to that term in the Recitals.
          “AGS” shall have the meaning given to that term in the Recitals.

          “Alternative Proposal” shall have the meaning given to that term in Section 10.3.
          “Ancillary Agreements” shall have the meaning given to that term in the Recitals.
          “Anniversary Date” shall have the meaning given to that term in Section 2.1(b).
          “Appraiser” shall have the meaning given to that term in Section 10.10(d).
          “Appraisal Report” shall have the meaning given to that term in Section 10.10(e).
          “Assets” shall have the meaning given to that term in the Recitals.
          “Assumed Liabilities” shall have the meaning given to that term in Section 3.2(a).
          “Business Combination” shall have the meaning given to that term in Section 10.8.
          “Business Day” shall mean any day other than a Saturday or Sunday or any day banks in the State of New York are authorized or required to be closed.
          “Canadian National” shall mean the Canadian National Railway Company.
          “Capital Contribution Amount” shall mean, on any given date, the total of the KCSR Borrowing Capacity and the Company Capital Amount.
          “Capital Proceeds” shall have the meaning given to that term in Section 2.2.
          “Charter Documents” shall mean the certificate of incorporation or articles of incorporation and the by-laws, with respect to a corporation; the partnership agreement, with respect to a general partnership; or the certificate of formation and operating or company agreement, with respect to a limited liability company.
          “Cleanup” shall mean all actions, including investigations, required by Law to: (1) cleanup, remove, treat or remediate Hazardous Materials in the environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the environment.

          “Closing” shall mean the closing of the purchase and sale of the NS Interest on the Closing Date as contemplated by Section 2.1(a) and the contribution of the Assets in exchange for the KCS Interest.
          “Closing Date” shall have the meaning given to that term in Section 6.1.
          “Company” shall have the meaning given to that term in the Recitals.
          “Company Agreement” shall have the meaning given to that term in the Recitals.
          “Company Capital Amount” shall mean, as of any determination date, the total amount that the Company will be able to expend for capital improvements on the Line within one-hundred eighty (180) days of such date in accordance with Section 4.06(iii) of the Indentures which improvements were not the subject of any prior calculation of the Company Capital Amount.
          “Company Indemnified Parties” shall have the meaning given to that term in Section 12.2(a).
          “Company Line Assets” shall have the meaning given to that term in Section 10.10(a)(ii).
          “Confidentiality Agreement” shall have the meaning given to that term in Section 10.2(a).
          “Contract” shall mean any note, bond, debenture, mortgage, license, agreement, commitment, contract, obligation, promise or understanding.
          “Conveying Party” shall have the meaning given to that them in Section 3.1(c).
          “Damages” shall have the meaning given to that term in Section 12.2(a).
          “Delaware Courts” shall have the meaning given to that term in Section 14.5(b).
          “Dispute” shall have the meaning given to that term in Section 14.13.
          “Dispute Notice” shall have the meaning given to that term in Section 14.13.
          “Disclosure Schedule” shall have the meaning given to that term in Article 8.
          “Environmental Claim” means any fine, claim, action, lien, cause of action, investigation or notice by any Person alleging potential liability (including potential liability for Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials, or (b) circumstances forming the basis of any violation of any Environmental Law.
          “Environmental Laws” means all Laws relating to pollution or protection of human health or the environment, including all Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials, all Laws relating to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials and all Laws relating to endangered or threatened species of fish, wildlife and plants and natural resources.
          “Environmental Reports” shall have the meaning given to that term in Section 8.7(d).
          “Excess Capital” shall have the meaning given to that term in Section 2.2.
          “Excess Proceeds” shall have the meaning given to that term in Section 2.2.
          “Excluded Assets” shall have the meaning given to that term in Section 8.3.
          “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any mediation body or arbitral tribunal, including the STB.
          “Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.
          “Indebtedness” means, with respect to any Person, (i) any liability, contingent or otherwise, (a) for borrowed money, capitalized lease obligations, purchase money obligations or other obligations relating to the deferred purchase price of assets or property or (b) evidenced by a note, bond, debenture, letter of credit or similar instrument given in connection with the acquisition, other than in the ordinary course of business consistent with past practice, of any property, assets, securities or otherwise, including indebtedness created or arising under conditional sale or other title retention agreements (even though the rights and remedies of the seller or lender under the agreements in the event of default are limited to repossession or sale of the property), (ii) any liability of others described in the preceding clause (i) which such Person has guaranteed or which otherwise is its legal liability, (iii) all indebtedness referred to above secured by (or for which the holder of the indebtedness has an existing right, contingent or otherwise, to be secured by), any Lien upon the property of such Person, whether or not the obligations secured thereby have been assumed, and (iv) any amendment, renewal, extension or refunding of any liability referred to in clauses (i), (ii) and (iii) above; provided, however, that Indebtedness does not include any trade payables of any Person incurred in the ordinary course of business consistent with past practice. The amount of Indebtedness of any Person at any date shall be the outstanding balance at the date of all unconditional obligations as described above and the maximum amount of any contingent obligations at the date.
          “Indemnified Party” shall have the meaning given to that term in Section 12.4.
          “Indemnifying Party” shall have the meaning given to that term in Section 12.4.
          “Indentures” shall mean, collectively, the Indenture, dated as of September 27, 2000, among KCSR, KCS, certain Subsidiaries of KCS and The Bank of New York, as trustee, governing the terms of KCS’ 9 1/2% Senior Notes due 2008 and the Indenture, dated as of June 12, 2002, among KCSR, KCS, certain Subsidiaries of KCS and U.S. Bank National Association, as trustee, governing the terms of KCS’ 7 1/2% Senior Notes due 2009, as they may be amended from time to time.
          “Issuance Date” shall have the meaning given to that term in Schedule 2.1(a).
          “Jackson Assignment Agreement” shall have the meaning given to that term in Section 3.1(c).
          “Jackson Flyover” shall mean a bridge to carry the Company’s tracks over the real property and tracks of Canadian National Railway Company (or its Subsidiaries) located at Jackson, Mississippi which establishes a continuous line of rail between Meridian, Mississippi and Shreveport, Louisiana.
          “KCS” shall have the meaning given to that term in the Recitals.
          “KCSR Borrowing Capacity” shall mean, as of any determination date, the total amount of previously unborrowed funds that KCSR (or any other Subsidiary of KCS which is on such date a party to the Company Agreement) is permitted to borrow from the Company pursuant to a Note on such date without violating in any respect the KCS Credit Agreement, the Indentures or any other Contract evidencing more than $100,000 of Indebtedness to which it is a party on such date; it being understood that, in no event shall the KCSR Borrowing Capacity, together with all funds previously borrowed pursuant to any Note (including any Note evidencing the borrowing of the Excess Proceeds contemplated by Section 4), exceed $300,000,000.
          “KCS Credit Agreement” shall mean the Credit Agreement dated as of March 30, 2004 among KCSR, KCS, certain subsidiaries of KCS and Lenders (as defined therein), as amended through the date hereof.

          “KCS Credit Agreement Amendment No. 2” shall mean Amendment No. 2 to the Credit Agreement, dated as of September 30, 2005, among KCSR, KCS, the subsidiary guarantors listed on the signature page thereto, the Lender Parties (as defined therein) thereto and The Bank of Nova Scotia.
          “KCS Interest” shall have the meaning given to that term in Section 3.1.
          “KCSR Joint Use Agreement” shall have the meaning given to that term in the Recitals.
          “KCS Line Assets” shall have the meaning given to that term in Section 10.10(a).
          “KCS Membership Interests” shall have the meaning given to that term in Section 10.10(a)(i).
          “KCSR” shall have the meaning given to that term in the Recitals.
          “Knowledge” with respect to KCS shall mean the actual knowledge, after due inquiry into the matter in question, of any of the Persons listed on Schedule 1.1(a) hereto.
          “Law” shall mean any U.S. federal, state or local or foreign statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect and, in each case, as amended, any binding judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent, decree or judgment; provided that, each reference to “Law” in Sections 8 and 9 of this Agreement shall mean only a Law in effect as of the date of this Agreement.
          “Lease” shall have the meaning given to that term in Section 8.4(b)(viii).
          “Leased Personal Property” shall mean all personal property leased by KCS and its Affiliates which is included in the Assets.
          “Leased Property” shall have the meaning given to that term in Section 8.14(b).
          “Lien” shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, purchase option, right of first offer, right of first refusal, priority or other security agreement (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction to evidence any of the foregoing).
          “Line” shall have the meaning given to that term in the Recitals.

          “Line Assets” shall have the meaning given to that term in Section 10.10(a).
          “Line FMV” shall have the meaning given to that term in Section 10.10(d)(i).
          “Line Option” shall have the meaning given to that term in Section 10.10(a).
          “Line Option Exercise Notice” shall have the meaning given to that term in Section 10.10(g).
          “Line Option Notice” shall have the meaning given to that term in Section 10.10(a).
          “Line Option Valuation Notice” shall have the meaning given to that term in Section 10.10(d).
          “Material Adverse Effect” shall mean, with respect to any party, any change, circumstance, event or effect which, individually or when considered in conjunction with other changes, circumstances or effects, has had or would reasonably be likely to have a material adverse effect on (a) with respect to a Material Adverse Effect on KCS and KCSR, the Assets, taken as a whole, or the financial condition or results of operations of the business of the Company to be conducted with the Assets after the Closing, taken as a whole, or (b) any party, the ability of such party to consummate the transactions contemplated by this Agreement, the Ancillary Agreements or the Company Agreement or to perform its obligations hereunder or thereunder; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (x) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including conditions related to the prospective business of the party and including changes in energy prices or availability, except to the extent that such conditions disproportionately affect such party’s business relative to the effect of such factors on other Persons operating in such party’s industry, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, except to the extent that such conditions disproportionately affect such party’s business relative to the effect of such factors on other Persons operating in such party’s industry, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in Law or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (y) any of the events, occurrences, or circumstances set forth in Schedule 1.1(b) and (z) any change, occurrence, event or effect, which shall have been cured without a Material Adverse Effect (excluding this clause (z)), on the Assets, before the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 13.
          “Material Contracts” shall have the meaning given to that term in Section 8.4(b).
          “Membership Interest FMV” shall have the meaning given to that term in Section 10.10(d)(ii).
          “MSR Jackson Trackage Rights” shall mean that certain trackage rights agreement, as supplemented and amended from time to time, dated March 26, 1986, between Midsouth Rail Corporation and Illinois Central Gulf Railroad Corporation, and the underlying right of movement, pursuant to which KCSR (as successor to Midsouth Rail Corporation) operates over an approximately four-tenths (0.4) of a mile section of track in Jackson, Mississippi that is controlled by Canadian National (as successor to Illinois Central Gulf Railroad Corporation).
          “Notes” shall have the meaning given to that term in Section 4.
          “Notices” shall have the meaning given to that term in Section 14.1.
          “NS” shall have the meaning given to that term in the Recitals.
          “NS Closing Cash Purchase Price” shall mean the NS Consideration payable by NS on the Closing Date as determined in accordance with Schedule 2.1(a).
          “NS Consideration” shall have the meaning given to that term in Schedule 2.1(a).
          “NS Indemnified Parties” shall have the meaning given to that term in Section 12.2(a).
          “NS Interest” shall have the meaning given to that term in Section 2.1(a).
          “NSR” shall mean Norfolk Southern Railway Company, a Virginia corporation and Subsidiary of NS.
          “NSR Joint Use Agreement” shall have the meaning given to that term in the Recitals.
          “Officer’s Certificate” shall have the meaning given to that term in Section 2.1(b).
          “Operating Agreement” shall have the meaning given to that term in the Recitals.
          “Owned Property” shall have the meaning given to that term in Section 8.14(a).

          “Partner Financing” shall have the meaning given to that term in Article 4.
          “Permitted Liens” shall mean collectively, (i) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made; (ii) such imperfections of title, easements and other similar encumbrances, if any, as do not, individually or in the aggregate, interfere in any material respect with the use of any Owned Property as such Owned Property is used on the date of this Agreement; (iii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising in the ordinary course of business consistent with past practice, all of which shall be released at or prior to the Closing; (iv) Liens arising under the Indentures; or (v) those Liens set forth on Schedule 1.1(c) hereto.
          “Permits” shall have the meaning given to that term in Section 8.8(b).
          “Person” shall mean an individual or a partnership, corporation, trust, association, limited liability company, Governmental Authority or other entity.
          “Preferred Return” shall have the meaning given to that term in the Company Agreement.
          “Preferred Return Amount” shall have the meaning given to that term in the Company Agreement.
          “Property” shall have the meaning given to that term in Section 8.14(c).
          “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, or leaching into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
          “Required Governmental Consents” shall have the meaning given to that term in Section 10.5.
          “Restricted Subsidiary” shall have the meaning given to that term in the Indentures.
          “Retained Interests” shall have the meaning given to that term in Section 3.1(d).
          “Rules” shall have the meaning given to that term in Section 14.13.
          “Standstill Period” shall have the meaning given to that term in Section 10.8.

          “STB” shall mean the Surface Transportation Board or any successor entity thereto.
          “Subsidiary” of any Person shall mean any entity of which such Person owns, directly or indirectly, securities or other ownership interests having the power to elect a majority of the board of directors or other persons performing similar functions, or otherwise having the power to direct, manage or control the conduct of business of such entity.
          “Tax Return” shall mean any report, return, document, declaration or other information or filing (including any amendment thereto) with respect to Taxes required by Law to be supplied to any Governmental Authority (foreign or domestic) or to be collected or maintained, including information returns, any documents accompanying payments of estimated Taxes, or requests for the extension of time in which to file any such report, return, document, declaration or other information or filing.
          “Taxes” shall mean all federal, state, local, foreign and other taxes, customs, duties, fees, levies, assessments or charges of any kind whatsoever, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, real or personal property, business, documentary, registration, filing, recordation, unemployment, worker’s compensation, commercial rent, premium, windfall profits, deemed profits, lease, capital, production, corporation, value added, bulk sale or other taxes, customs, duties, fees, levies, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority (domestic or foreign) regardless of whether disputed or whether related to the filing of a Tax Return (or the failure to file a Tax Return).
          “Terminal” shall have the meaning given to that term in Section 8.14(a).
          “Third Party Claim” shall have the meaning given to that term in Section 12.5(a).
          “Third Party Leases” shall have the meaning given to that term in Section 8.4(b)(ix).
          “Title Company” shall have the meaning given to that term in Section 10.6(b).
          “Transfer” shall mean sell, assign, transfer, pledge, grant a security interest in, or otherwise dispose of, with or without consideration, and “Transferred” shall have a correlative meaning.
          “Vicksburg Assignment Agreement” shall have the meaning given to that term in Section 3.1(b).

          “Vicksburg Bridge Lease” shall mean that certain lease, as supplemented, amended and/or replaced from time to time, dated February 11, 1928 between Vicksburg Bridge and Terminal Company and The Yazoo and Mississippi Valley Railroad Company, pursuant to which KCSR leases that certain railroad bridge over the Mississippi River at Vicksburg, MS.
          1.2 Construction of Certain Terms and Phrases. Unless the context otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refers to the specified Article or Section of this Agreement; (e) the terms “and” and “or” include the term “and/or” when the context is appropriate; (f) the terms “include” or “including” also include the words “without limitation” when the context is appropriate; and (g) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Person specified or, in the case of the operation of the Line, the business and practice of KCS, KCSR and their respective Subsidiaries with respect to the Assets. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles, as in effect in the United States of America. Whenever this Agreement refers to an Exhibit or Schedule attached hereto, the Exhibit or Schedule shall be deemed to be incorporated by reference.
     2. Purchase and Sale of Membership Interest.
          2.1 Purchase and Sale of Membership Interest.
               (a) KCS shall prepare and deliver to NS at least ten (10) Business Days prior to the Closing Date a certificate duly executed by the chief financial officer of KCS certifying as of such date the Capital Contribution Amount (each such certificate, an “Officer’s Certificate”). Subject to the terms and conditions of this Agreement, at the Closing, KCS and NS shall cause the Company to issue and sell to AGS, and NS shall cause AGS to purchase from the Company, up to a 30% membership interest in the Company (as adjusted pursuant to Section 2.1(b), the “NS Interest”) in exchange for cash consideration, in each case, as determined in accordance with Schedule 2.1(a).
               (b) Within ten (10) Business Days prior to each six-month anniversary of the Closing Date (each, an “Anniversary Date”) until the NS Interest represents a 30% membership interest in the Company, KCS shall prepare and deliver to NS an Officer’s Certificate. Subject to the terms and conditions of this Agreement, on each Anniversary Date, KCS and NS shall cause the Company to issue and sell to AGS, and NS shall cause AGS to purchase from the Company, in exchange for cash consideration determined in accordance with Schedule 2.1(a), an additional membership interest in the Company such that, upon the issuance thereof, AGS and KCS will hold the respective percentage membership interests in the Company, in each case, determined in accordance with Schedule 2.1(a).
          2.2 Use of Proceeds. KCS and NS shall cause the Company to use $260,000,000 of the proceeds from the sale of the NS Interest plus any interest earned thereon from time to time (the “Capital Proceeds”) for the capital expenditures anticipated to be made in accordance with the Company Agreement and the Budgets (including any Rollover Budgets) and Business Plans (as each such term is defined in the Company Agreement) for the Company contemplated thereby. KCS and NS shall cause at Closing up to $40,000,000 of the proceeds from the sale of the NS Interest to be paid to reimburse KCS for capital expenditures made by KCS on the Line within the two-year period ending on the Closing Date (none of which shall have been made in anticipation of this Agreement) as presented on a schedule delivered to NS prior to the Closing Date, which schedule shall be final and binding on NS if it accurately sets forth expenditures made in accordance with the principles expressed in this sentence (the difference between $40,000,000 and such reimbursement shall be the “Excess Proceeds”), and (b) the Excess Proceeds and any portion of the Capital Proceeds not allocated at such time for capital expenditures in accordance with the then current Budget or any Rollover Budget, as the case may be, and Business Plan (in the aggregate, the “Excess Capital”) to be made available by the Company to provide the Partner Financing pursuant to Article 4 below. KCS and NS shall cause the Company to pay KCS a Preferred Return Amount on and, at KCS’ election, a Preferred Return of, the Excess Proceeds, as contemplated in the Company Agreement.
     3. Contribution of Assets and Assumption of Liabilities.
          3.1 Contribution of Assets.
               (a) Subject to the terms and conditions of this Agreement, at the Closing, KCS and KCSR shall, and shall cause their respective Subsidiaries, as applicable, to, transfer, convey, assign and deliver to the Company, all of their respective right, title and interest in the Assets, free and clear of all Liens other than Permitted Liens, and in exchange for the Assets, KCS and NS shall cause the Company to issue to KCS a 71.4286% membership interest in the Company (as adjusted pursuant to Section 2.1(b) and together with the Preferred Return, the “KCS Interest”). The parties acknowledge that KCS’ initial capital account in the Company will be as set forth in Exhibit 2.2 to the Company Agreement and that the Company shall be a Restricted Subsidiary prior to the transfer of the Assets to the Company and shall remain a Restricted Subsidiary so long as the Indentures remain in effect.
               (b) Prior to the Closing, KCSR shall use its commercially reasonable efforts to obtain the consent of the Warren County Bridge Commission to an assignment of the Vicksburg Bridge Lease to the Company. Should KCSR obtain said consent prior to the Closing, at the Closing, KCSR shall assign the Vicksburg Bridge Lease to the Company pursuant to an assignment agreement substantially in the form attached hereto as Exhibit K (the “Vicksburg Assignment Agreement”). Should KCSR fail to obtain said consent prior to the Closing, at the Closing, KCSR shall sublease, at the same rate as paid by KCSR , the Vicksburg Bridge Lease to the Company pursuant to a customary sublease agreement, and thereafter shall continue to use its commercially reasonable efforts to obtain the consent of the Warren County Bridge Commission to an assignment of the Vicksburg Bridge Lease to the Company and, upon receipt of such consent, shall assign the Vicksburg Bridge Lease to the Company pursuant to an assignment agreement substantially in the form of the Vicksburg Assignment Agreement. Notwithstanding anything herein to the contrary, for purposes of this Agreement, the Vicksburg Assignment Agreement shall only be considered an Ancillary Agreement if the consent of the Warren County Bridge Commission to an assignment of the Vicksburg Bridge Lease to the Company is obtained by KCSR prior to Closing. Any material amendment, and any termination or renewal, of the Vicksburg Bridge Lease prior to any assignment pursuant to the Vicksburg Assignment Agreement shall be made only with the written consent of NS, provided that the consent of NS shall not be required for KCS to resolve the current dispute with the Warren County Bridge Commission regarding the Vicksburg Bridge Lease described in Section 8.4(a)(i) of the Disclosure Schedule if such resolution does not prevent or materially impair the assignment to the Company of such lease as contemplated by this Section 3.1(b) or materially, adversely affect the access to or enjoyment of the Vicksburg Bridge as contemplated by the NSR Joint Use Agreement.
               (c) Prior to the Closing, KCSR shall use its commercially reasonable efforts to obtain the consent of Canadian National to an assignment of the MSR Jackson Trackage Rights to the Company. KCS and NS shall seek an order of the STB permitting said assignment, should such consent be obtained, or overriding any provision of said MSR Jackson Trackage Rights preventing such assignment without the consent of Canadian National, should such consent not be obtained. Any assignment by KCSR of the MSR Jackson Trackage Rights to the Company shall be pursuant to an assignment agreement substantially in the form attached hereto as Exhibit L (the “Jackson Assignment Agreement”). Following the Closing Date and until the earlier of assignment to the Company of the MSR Jackson Trackage Rights or commencement of railroad operations over the Jackson Flyover, as provided in Section 5.13 of the Company Agreement, KCSR shall provide the Company and NSR with haulage rights over the portion of the Line subject to the MSR Jackson Trackage Rights pursuant to an NSR – KCSR Haulage Agreement substantially in the form attached as Exhibit M hereto (the “NSR – KCSR Haulage Agreement”).
               (d) Schedule 3.1(d) sets forth certain interests of KCS and its Subsidiaries (the “Retained Interests”) in the Assets to be conveyed to the Company pursuant to Section 3.1(a) which interests shall be retained following the Closing by the party conveying the relevant Assets to the Company (the “Conveying Party”). The Retained Interests may be exercised only at the sole risk and expense of the Conveying Party, in a manner that shall not unreasonably interfere with the operation of the Assets as contemplated by the Operating Agreement, the NSR Joint Use Agreement and the KCSR Joint Use Agreement, and shall be subject to execution of a reasonable access agreement between the relevant Conveying Party and the Company. KCS shall cause any Conveying Party seeking to exercise Retained Interests to provide reasonable advance notice to the Company before said party may enter any relevant Assets consisting of Property for purposes of exercising a Retained Interest, and said party’s actions on such

Property shall at all times be subject to the reasonable direction and control of the operating officer in charge of the Property and to applicable provisions of the Company’s safety and operating rules.
               (e) The parties hereto acknowledge that some of the Owned Properties include adjoining land, buildings, structures and other improvements that are not included in the Assets and that, accordingly, must be subdivided into separate lots. Accordingly, as to each such Owned Property, KCS shall promptly, and at KCS’ sole expense, take all steps necessary (including, without limitation, recording all required deeds, performing all required surveys and obtaining all necessary planning and zoning approvals) to subdivide and obtain a separate tax lot/parcel for the portion of each such Owned Property that is included in the Assets, distinct from any adjoining land, buildings, structures or other improvements that are not included in the Assets.
          3.2 Transfer of Liabilities.
               (a) Subject to the terms and conditions of this Agreement, at the Closing, KCS and NS shall cause the Company to assume the liabilities and obligations of KCS, KCSR and their respective Affiliates relating to the operation of the Assets set forth on Schedule 3.2 hereto (the “Assumed Liabilities”). Except as and to the extent otherwise expressly provided in this Agreement, the Company has not agreed to pay, shall not be required to assume and shall not have any obligation in respect of, any liability or obligation, direct or indirect, absolute or contingent, of KCS, KCSR, NS or any other Person, the assumption of which by the Company is not expressly provided for in this Agreement.
               (b) Notwithstanding anything in Section 3.2(a) to the contrary, any assignment agreement or sublease entered into pursuant to Section 3.1(b) shall provide that all liabilities and obligations under the Vicksburg Bridge Lease relating to or arising from events or omissions occurring prior to the Closing shall be the liabilities and obligations of KCSR, and any liabilities and obligations under the Vicksburg Bridge Lease relating to or arising from events or omissions occurring after the Closing shall be the liabilities and obligations of the Company, except to the extent that any such liabilities or obligations arise from the exercise by the Conveying Parties of the Retained Interests.
     4. Partner Financing. Promptly following the Closing, KCS and NS shall cause the Company to loan to KCS an amount not to exceed the Excess Proceeds and thereafter to KCS and NS from time to time upon such party’s request up to an amount equal to the Excess Capital less the aggregate amount of any outstanding loans made pursuant to this Section 4 (such loans, the “Partner Financing”) to be evidenced by one or more notes substantially in the form attached hereto as Exhibit N (collectively, the “Notes”). All such Partner Financing shall first be made available to KCS and, if KCS elects not to borrow such amounts, subsequently to NS and shall in each case be structured so as to not violate, in the reasonable opinion of counsel to KCS, any provision of the Indentures.

     5. Intentionally Omitted
     6. The Closing.
          6.1 The Closing. The Closing shall take place at the offices of Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, 25th Floor, New York, New York 10020 at 10:00 A.M., local time on a date to be agreed to by NS and KCS, which date shall be no later than three Business Days following the date on which all of the conditions set forth in Article 11 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and place as KCS and NS mutually agree upon in writing. The date of the Closing is referred to in this Agreement as the “Closing Date.”
     7. Deliveries at the Closing.
          7.1 Deliveries at the Closing. At the Closing:
               (a) NS shall, or shall cause AGS and its other Subsidiaries to, deliver (i) the NS Closing Cash Purchase Price by wire transfer of immediately available funds to the account(s) designated by KCS and NS on behalf of the Company in writing at least one Business Day prior to the Closing Date; (ii) duly executed counterpart originals of each Ancillary Agreement to which NS, AGS or any of their respective Subsidiaries is a party to KCS or the Company, as applicable; (iii) a duly executed counterpart original of the Company Agreement to KCS; (iv) the certificate required to be delivered to KCS pursuant to Section 11.3(c) of this Agreement; (v) the opinions required pursuant to Section 11.3(e) of the Agreement to KCS; and (vi) such documents and instruments as KCS may reasonably request to evidence the satisfaction of all conditions precedent set forth in Article 11 of this Agreement or which are required to be delivered by NS at or prior to the Closing Date pursuant to this Agreement.
               (b) KCS and KCSR shall, or shall cause their respective Subsidiaries to, deliver: (i) a duly executed counterpart original of the Company Agreement to NS; (ii) duly executed counterpart originals of each Ancillary Agreement to which KCS, KCSR or their respective Subsidiaries is a party to NS or the Company, as applicable; (iii) the certificate required to be delivered to NS pursuant to Section 11.2(c) of this Agreement; (iv) the consents required, if any, pursuant to Section 11.2(d) of this Agreement to NS; (v) quitclaim deeds with respect to each of the Owned Properties to the Company; (vi) the consent to assignment or sublease, as the case may be, provided for in Section 3.1(b) of this Agreement to the Company; (vii) all such other deeds, endorsements, assignments and other instruments as are necessary to transfer to the Company KCS’ and its Subsidiaries’ interest in the Assets in accordance with the terms hereof; (viii) the opinions required pursuant to Section 11.2(f) of the Agreement to NS; and (ix) such documents and instruments to NS as NS may reasonably request to evidence the satisfaction of all conditions precedent set forth in Article 11 of this Agreement or which are required to be delivered by KCS at or prior to the Closing Date pursuant to this Agreement.

               (c) KCS and NS shall cause the Company to deliver (i) duly executed counterpart originals of each Ancillary Agreement to which the Company is a party to NS or KCS, as applicable and (ii) certificates representing the NS Initial Interest and the KCS Interest to AGS and KCS, respectively.
          7.2 Further Assurances. At and following the Closing, each party to this Agreement shall deliver or cause to be delivered, as appropriate, such further certificates, consents and other documents as may be necessary to carry out the terms of this Agreement.
     8. Representations and Warranties of KCS and KCSR. Except as set forth in the disclosure schedule (the “Disclosure Schedule”) prepared by KCS and delivered to NS concurrently with the execution of this Agreement (in each case making reference to the particular subsection of this Agreement to which the relevant disclosure or exception is being made), KCS and KCSR jointly represent and warrant to NS as of the date hereof and, to the extent provided in Section 11.2(a), as of the Closing, as follows:
          8.1 Organization, Standing and Power. Each of KCS and KCSR is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of KCS and KCSR is duly qualified or licensed as a foreign entity and is in good standing in each jurisdiction where the nature of its properties owned or held under lease or the nature of the business conducted by it make such qualification necessary, except for any failure to be so qualified, licensed and in good standing as would not, individually or in the aggregate, have a Material Adverse Effect on KCS or KCSR.
          8.2 Authority; Enforceability; Noncontravention.
               (a) Each of KCS, KCSR and their respective Subsidiaries, as the case may be, has full power and authority to enter into, execute and deliver this Agreement, each of the Ancillary Agreements and the Company Agreement to which it is a party and perform its obligations hereunder and thereunder. This Agreement has been, and each of the Ancillary Agreements and the Company Agreement will be, duly authorized by all necessary action of each of KCS, KCSR and their respective Subsidiaries, as the case may be. This Agreement has been, and each of the Ancillary Agreements and the Company Agreement will be, duly executed and delivered by each of KCS, KCSR and their respective Subsidiaries, as the case may be, and, assuming their due execution and delivery by the other party or parties hereto or thereto, constitutes or will constitute a valid and legally binding obligation of each of KCS, KCSR and their respective Subsidiaries, as the case may be, respectively, enforceable against them in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws relating to or affecting creditors’ rights generally, and to the availability of equitable remedies.

               (b) The execution and delivery of this Agreement, each of the Ancillary Agreements and the Company Agreement by each of KCS, KCSR and their respective Subsidiaries, as the case may be, does not and will not, and compliance by KCS and KCSR, as applicable, with the provisions of this Agreement, each of the Ancillary Agreements and the Company Agreement will not, (i) conflict with or result in a breach or default under the Charter Documents of KCS, KCSR or their respective Subsidiaries; (ii) constitute or result in a material breach or violation of, or a material default under, or the acceleration of (with or without the giving of notice, the lapse of time or both) any obligation pursuant to, any provision of any Material Contract to which KCS, KCSR or their respective Subsidiaries is a party or otherwise bound, or to which any property or asset of KCS, KCSR or their respective Subsidiaries is subject; (iii) subject to the filings with Governmental Authorities and other matters referred to in Section 8.2(c) below, violate any Law applicable to KCS, KCSR or their respective Subsidiaries; (iv) result in the creation or imposition of any material Lien on the Assets; or (v) constitute or result in any material change in the rights or obligations of any party under any of the Material Contracts.
               (c) Except (i) for the applicable requirements of the STB and (ii) as set forth on Section 8.2(c) of the Disclosure Schedule, there are no approvals, authorizations, consents, orders or other actions of, or filings with, any Person, including any Governmental Authority, that are required to be obtained or made by KCS, KCSR, or their respective Subsidiaries or the Company in connection with the execution of, and the consummation of the transactions contemplated under, this Agreement, the Ancillary Agreements or the Company Agreement, except in each case as will not, individually or in the aggregate, impair in any material respect the performance by KCS, KCSR or their respective Subsidiaries of their respective obligations hereunder.
          8.3 Assets. The Assets constitute all properties, assets and rights (real, personal and mixed, tangible and intangible) currently utilized in the operation of the Line, other than operating equipment such as locomotives, rail cars and maintenance vehicles, and other than maintenance of way machinery and tools (the “Excluded Assets”) and, except for the Excluded Assets, the Assets are sufficient to operate the Line (i) in substantially the same manner as operated by KCS and its Affiliates prior to the Closing and (ii) as contemplated by the NSR Joint Use Agreement, the KCSR Joint Use Agreement, and the Operating Agreement. KCS or one of its wholly owned Subsidiaries has, and upon consummation of the transactions contemplated hereby the Company will acquire, good and marketable title to all of the non-real estate owned Assets free and clear of all Liens except for Permitted Liens.
          8.4 Material Contracts.
               (a) (i) True and correct copies of each Material Contract, including all amendments and modifications thereof and waivers thereunder, have been made available to NS and its counsel; (ii) except as set forth in Section 8.4(a)(ii) of the Disclosure Schedule, each Material Contract is in full force and effect, and is the valid and binding obligation of KCS, KCSR or their respective Subsidiaries and, to the Knowledge of KCS, each other party to the Material Contract, and upon consummation of the transactions contemplated hereby each Material Contract will remain in full force and effect, and will be the valid and binding obligation of the Company and, to the Knowledge of KCS, each other party to the Material Contract; (iii) except as set forth in Section 8.4(a)(iii) of the Disclosure Schedule, KCS, KCSR or their respective Subsidiaries has performed all of its respective material obligations required to be performed by it to date under each Material Contract, and is not in material breach of or material default under any Material Contract, and no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a material breach of or material default by KCS, KCSR or their respective Subsidiaries under any Material Contract; (iv) except as set forth in Section 8.4(a)(iv) of the Disclosure Schedule, to the Knowledge of KCS, each party to each Material Contract other than KCS, KCSR or their respective Subsidiaries has performed all of the material obligations required to be performed by it to date under the Material Contract, and is not in material breach of or in material default under the Material Contract, and no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute a material breach of or material default by such other party under any Material Contract; and (v) no Material Contract will be affected adversely in any material way by the execution, delivery or performance of this Agreement, the Ancillary Agreements or the Company Agreement, each in accordance with its terms, and no Material Contract contains any change in control provision, restriction on assignment or other terms that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements or the Company Agreement.
               (b) For purposes of this Agreement, “Material Contracts” shall mean the following Contracts of KCS, KCSR or their respective Subsidiaries, each of which contracts is listed in Section 8.4(b) of the Disclosure Schedule, (X) relating to or affecting in any material way the Assets or the Assumed Liabilities or (Y) to be assigned to the Company pursuant to the terms hereof which are in effect on the date hereof:
                    (i) Each Contract which is to be performed in whole or in part at or after the date of this Agreement and which (1) cannot be canceled upon 60 days’ notice without payment or penalty and involves aggregate annual payments of more than $100,000; (2) involves material nonmonetary obligations to be performed later than one year from the date hereof; (3) otherwise materially affects the Assets or the operation of the Line; or (4) was not entered into in the ordinary course of business consistent with past practice;
                    (ii) Each Contract providing for the indemnification of any third party;
                    (iii) Each Contract providing for any future payments that are conditioned, in whole or in part, on any Transfer or assignment of any of the Assets;
                    (iv) Each Contract for the Transfer of any of the Assets or for the grant of any preferential right to purchase any of the Assets or which requires the consent of any third party to the Transfer of any of the Assets;

                    (v) Each Contract evidencing more than $100,000 of Indebtedness of KCS or its Subsidiaries (including the Indentures);
                    (vi) Each Contract involving aggregate consideration in excess of $100,000 (1) under which the benefits cannot be retained or there will be a default as a result of the consummation of the transactions contemplated by this Agreement without the written consent or approval of other parties or (2) which would require the making of any material payment, other than payments as contemplated by this Agreement, to any employee of KCS or to any other Person as a result of the consummation of the transactions contemplated herein;
                    (vii) Each Contract pursuant to which any material Leased Personal Property is used or leased in the operation of the Line;
                    (viii) Each lease, sublease or other occupancy agreement pursuant to which KCS or any of its Subsidiaries leases, subleases or otherwise occupies any real property included or related to the Line (such leases, subleases and other occupancy agreements, together with any amendments, modifications and other supplements thereto, each a “Lease” and collectively, the “Leases”);
                    (ix) Each lease, sublease or other occupancy agreement pursuant to which KCS or any of its Subsidiaries leases or subleases any Property to a third party or one of its Affiliates (each such lease, sublease and other occupancy agreement, together with any amendments, modifications and other supplements thereto, a “Third Party Lease” and collectively, the “Third Party Leases”);
                    (x) Each Contract involving a guarantee of any Indebtedness or imposing a Lien on any of the Assets which serve as collateral for Indebtedness; and
                    (xi) Each Contract granting haulage, trackage or other access or operating rights with respect to the Line.
          8.5 Absence of Certain Changes and Events. Except as set forth in Section 8.5 of the Disclosure Schedule, since December 31, 2004 and prior to the date hereof, except for this Agreement and changes contemplated by this Agreement, (i) neither KCS nor any of its Subsidiaries has taken any action which would be in violation of Section 10.1 had such action been taken after the date hereof and (ii) there has not been any change or development or combination of changes or developments which, individually or in the aggregate, has resulted in, or is reasonably likely to result in, a Material Adverse Effect on KCS or KCSR.
          8.6 Litigation and Proceedings. Except as set forth in Section 8.6 of the Disclosure Schedule, there is no pending or, to the Knowledge of KCS, threatened Action to which KCS, KCSR or any of their respective Subsidiaries is a party involving the Assets or the operation of the Line in any material way, and neither KCS nor any of its Subsidiaries is subject to any material judgment, order, writ, injunction, decree or regulatory directive or agreement with respect to the Assets or the operation of the Line.

None of the Assets is subject to any judgment, order or decree entered in any Action which would be reasonably likely to have a Material Adverse Effect on KCS or KCSR.
          8.7 Environmental Matters.
               (a) KCS, KCSR and their respective Subsidiaries, with respect to the Properties and the operation of the Line, are in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by KCS, KCSR and their respective Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). None of KCS, KCSR or any of their respective Subsidiaries has received in writing any notice, action, inquiry, investigation or claim alleging that KCS, KCSR or any of their respective Subsidiaries, with respect to the Properties or the operation of the Line, are not in such compliance.
               (b) There is no Environmental Claim relating to the Properties or the operation of the Line pending or, to the Knowledge of KCS, threatened against KCS, KCSR or any of their respective Subsidiaries or, to the Knowledge of KCS, against any Person whose liability for any such Environmental Claim KCS, KCSR or any of their respective Subsidiaries has retained or assumed either contractually or by operation of Law which would, individually or in the aggregate, be material.
               (c) To the Knowledge of KCS, no event has occurred and no condition exists including, without limitation, the Release, threatened Release or presence of any Hazardous Material, which could reasonably be expected to form the basis of any Environmental Claim relating to the Properties or the operation of the Line which would, individually or in the aggregate, be material.
               (d) KCS has delivered or otherwise made available for inspection to NS true and correct copies and results of any reports, studies, analyses, tests or other monitoring reports or related substantive correspondence with any Governmental Authority possessed or initiated by or on behalf of KCS, KCSR or any of their respective Subsidiaries pertaining to Hazardous Materials in, on, beneath or adjacent to the Properties, or regarding KCS’ and its Subsidiaries’ compliance with applicable Environmental Laws with respect to the Properties and the operation of the Line (any of the foregoing, “Environmental Reports”).
          8.8 Compliance With Laws and Other Matters. KCS, KCSR and each of their respective Subsidiaries:
               (a) is, and since January 1, 2003 has been, in compliance in all material respects, in the operation of the Line, with all applicable Laws (it being understood that, solely for purposes of this Section 8.8, the term “Laws” shall not include any Environmental Laws) and the regulations, ordinances, rules, judgments, orders or decrees of any Governmental Authority applicable thereto or to the employees involved in the operation of the Line;

               (b) has, and upon the consummation of the transactions contemplated hereby the Company will have, all material permits, licenses, franchises, certificates of authority, orders, and approvals of, and has made all material filings, applications, and registrations with, Governmental Authorities that are required in order to permit it to operate the Line (the “Permits”); and since January 1, 2003 has been, in compliance in all material respects with the terms of the Permits; and all the Permits are, and will be, in full force and effect and a complete and accurate list of the Permits is set forth in Section 8.8(b) of the Disclosure Schedule;
               (c) has, since January 1, 2003, received no notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any Laws (or indicating, in the absence of any such assertion, a possible investigation or inquiry with respect to any of the foregoing) with respect to the operation of the Line or (ii) threatening to suspend, materially modify or revoke any Permit; and
               (d) is not a party to or subject to any material order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Authority with respect to the Assets or the operation of the Line, and none of KCS, KCSR or any of their respective Subsidiaries has been advised by any such Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such material order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          8.9 Labor Relations. Except as set forth in Section 8.9 of the Disclosure Schedule:
               (a) There is no strike, lockout, slowdown or stoppage pending or, to the Knowledge of KCS, threatened against or directly affecting the operation of the Line.
               (b) Neither KCS nor any of its Subsidiaries is delinquent in payments in any material respect: (i) to any of its employees involved in the operation of the Line for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them, (ii) to any of its employees involved in the operation of the Line for amounts required to be reimbursed to such employees or (iii) to any benefit plans with respect to amounts owed on behalf of any of its employees involved in the operation of the Line.
               (c) There is no unfair labor practice, charge or complaint against KCS, KCSR or their respective Subsidiaries with respect to the operation of the Line, pending or, to the knowledge of KCS, threatened, before any Governmental Authority; and there is no grievance that would be reasonably likely to have a Material Adverse Effect on KCS or KCSR nor any arbitration proceeding arising out of or under any collective bargaining agreement pending against KCS, KCSR or their respective Subsidiaries with respect to the operation of the Line.

               (d) Each of KCS and any of its Subsidiaries who are or have been (i) required to comply with Executive Order 11246 or any other requirements applicable to a “contractor” or “subcontractor” (as defined by Executive Order 11246) or (ii) required to maintain an affirmative action plan have complied with such requirements in all material respects.
          8.10 Taxes. (a) All Tax Returns required to be filed by KCS, KCSR or any of their respective Subsidiaries with respect to the Assets and the operation of the Line have been filed on a timely basis and all such returns are true, complete, and correct in all material respects, (b) all Taxes (whether or not shown on any Tax Return) that are due or claimed to be due from KCS, KCSR or any of their respective Subsidiaries with respect to the Assets and the operation of the Line have been paid, (c) no notice has been received of any deficiencies for Taxes claimed, proposed or assessed by any Government Authority with respect to the Assets or the operation of the Line for which KCS, KCSR or any of their respective Subsidiaries may be liable, (d) there are no pending, current or proposed audits, examinations, suits, proceedings, investigations, claims or administrative proceedings for or relating to any liability in respect of any Taxes with respect to the Assets or the operation of the Line for which KCS, KCSR or any of their respective Subsidiaries may be liable, (e) each of KCS, KCSR and their respective Subsidiaries has withheld and paid to the relevant Governmental Authority all Taxes required to have been withheld and paid in accordance with applicable Law with respect to the Assets and the operation of the Line, including in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity holder or other Person, (f) there is, to the Knowledge of KCS, no outstanding material claim by any Governmental Authority in a jurisdiction where KCS, KCSR or any of their respective Subsidiaries does not file Tax Returns that KCS, KCSR or any of such Subsidiaries may be subject to Tax in such jurisdiction with respect to the Assets or and the operation of the Line, (g) there are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and (h) none of KCS, KCSR or any of their respective Subsidiaries with respect to the Assets or the operation of the Line will be required to include any item of income in, or exclude any item of deduction from, income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (1) change in method of accounting for a Tax period ending on or prior to the Closing Date, (2) agreement with a Governmental Authority executed on or prior to the Closing Date, (3) deferred gains, (4) installment sale or open transaction disposition made on or prior to the Closing Date, or (5) prepaid amount received on or prior to the Closing Date, in each case under this Section 8.10(h), to the extent that the Tax liability of the Company or any Member (as defined in the Company Agreement) could be materially affected.
          8.11 Insurance. The Assets are insured with reputable insurers and Section 8.11 of the Disclosure Schedule contains a true and correct list of such insurance policies maintained by KCS, copies of which have been made available to NS. With respect to all insurance policies that are individually or in the aggregate material to the Assets and the operation of the Line: (i) such policies are in full force and effect on the date hereof and KCS, KCSR and their respective Subsidiaries shall use their commercially reasonable efforts to continue such policies in full force and effect through the Closing Date, (ii) all premiums currently payable or previously due and payable with respect to all periods up to and including the Closing Date have been paid to the extent such premiums are due and payable on or prior to the date hereof and, with respect to premiums not due or payable at or prior to the date hereof, all premiums due and payable prior to the Closing Date, will have been paid prior to the Closing Date and (iii) no notice of cancellation or termination has been received with respect to any such policy.
          8.12 Books and Records. The books and records of KCS, KCSR and their respective Subsidiaries relating to the Assets and the operation of the Line have been fully, properly and accurately maintained in all material respects.
          8.13 Transactions with Affiliates. With respect to the Assets and the operation of the Line, there are no outstanding amounts payable to or receivable from, or advances by KCS, KCSR or any of their respective Subsidiaries to, and none of KCS, KCSR or any of their respective Subsidiaries is otherwise a creditor or debtor to, any member or stockholder, director, employee or Affiliate of KCS, KCSR or any of their respective Subsidiaries. With respect to the Assets and the operation of the Line, neither KCS, KCSR nor any Subsidiary of KCS nor KCSR is a party to any transaction or agreement with any Affiliate, member or stockholder, director or executive officer of KCS, KCSR or any of their respective Subsidiaries or any material transaction or agreement with any employee other than executive officers.
          8.14 Real Property.
               (a) Section 8.14(a) of the Disclosure Schedule sets forth a true, correct and complete list of each parcel of real property owned by KCS, KCSR or their respective Subsidiaries included in the Assets (each such parcel and, for solely the purposes of this Section 8.14, the Dallas Intermodal Terminal described on Annex C hereto (the “Terminal”), individually, an “Owned Property” and collectively, the “Owned Properties”) showing the common address, or other means of identification, and record title holder thereof and, to the Knowledge of KCS, all Liens thereon. Each of KCS, KCSR and their respective Subsidiaries, as applicable, owns, and upon the consummation of the transactions contemplated hereby will transfer to the Company all of their respective rights, titles and interests in and to the Owned Properties and to all buildings, structures and other improvements thereon, free and clear of all Liens, except for Permitted Liens, and subject to the Retained Interests, sufficient for the operation of the Line in the ordinary course of business (i) in substantially the same manner as operated by KCS and its Affiliates prior to the Closing and (ii) as contemplated by the NSR Joint Use Agreement, the KCSR Joint Use Agreement, and the Operating Agreement.
               (b) Section 8.14(b) of the Disclosure Schedule sets forth the common address of each parcel of real property leased or subleased by KCS, KCSR or their applicable Subsidiary pursuant to each Lease (each a “Leased Property” and collectively, the “Leased Properties”). True, correct and complete copies of all work letters, side agreements, consents, subordination agreements, guarantees and other similar arrangements or agreements with respect to each Lease and to which KCS or any of its Subsidiaries is a party (or that are otherwise in the possession of KCS, KCSR or their respective Subsidiaries) has heretofore been made available to NS and its counsel. KCS

(either directly or through KCSR or another Subsidiary) holds, and after the consummation of the transactions contemplated hereby the Company will hold, a valid and existing leasehold or subleasehold interest, as applicable, in each Leased Property pursuant to the applicable Lease, free and clear of all Liens, other than Permitted Liens, and subject to the Retained Interests. There are no oral agreements in effect as to any Lease to which KCS or any of its Subsidiaries is a party. The terms of the Leases have not been modified in any respect, except to the extent that such modifications are set forth in the documents previously delivered or made available to NS and its counsel, and none of KCS, KCSR or any of their respective Subsidiaries is in negotiations with any landlord to cancel or terminate any Lease prior to the stated maturity date of such Lease. Except for Permitted Liens, none of KCS, KCSR or their applicable Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered its leasehold interest in any Lease. Neither KCS nor any Subsidiary has received a notice of default or termination with respect to any Lease. No material damage or destruction (i.e., damage or destruction that would permit either party to the applicable Lease to terminate such Lease or cause the abatement of rent thereunder) has occurred with respect to any of the Leased Properties which has not been repaired prior to the date hereof.
               (c) The Owned Properties and the Leased Properties (each a “Property” and collectively, the “Properties”) constitute all of the real estate, other than rail yards and similar facilities, within which KCS and its Subsidiaries operate the Line. The Properties are in compliance with all requirements of applicable Law in all material respects, and none of KCS, KCSR or any of their respective Subsidiaries has received notice of, and KCS has no Knowledge of, any condemnation, eminent domain, zoning, land use proceedings or other claims, causes of action, lawsuits or legal proceedings pending, threatened or contemplated regarding the ownership, use or possession of the Properties or any part thereof or of any sale or other disposition of the Owned Properties or any part thereof in lieu of condemnation, except for those matters that are set forth in Section 8.14(c) of the Disclosure Schedule.
               (d) Section 8.14(d) of the Disclosure Schedule sets forth the common address of, or other means of identifying, each parcel of real property leased or subleased by KCS, KCSR or their applicable Subsidiary pursuant to each Third Party Lease and the property (or portion thereof) subject to such Third Party Lease. True, correct and complete copies of all work letters, side agreements, consents, subordination agreements, guarantees and other similar arrangements or agreements with respect to the Third Party Leases and to which KCS, KCSR or any of their respective Subsidiaries is a party (or that are otherwise in the possession of KCS, KCSR or any of their respective Subsidiaries) has heretofore been made available to NS. There are no oral agreements in effect as to any Third Party Lease to which KCS or any Subsidiary of KCS is a party. The terms of the Third Party Leases have not been modified in any respect, except to the extent that such modifications are set forth in the documents previously delivered or made available to NS and its counsel, and neither KCS, KCSR or any of their respective Subsidiaries is in negotiations with any tenant or subtenant to cancel or terminate any Third Party Lease prior to the stated maturity date of such Third Party Lease.

          8.15 Brokers. Neither KCS nor any of its Affiliates has retained or otherwise engaged or employed, or paid or agreed to pay any fee or commission, to any agent, broker, finder or other Person, for or on account of acting as a finder or broker in connection with this Agreement, the Ancillary Agreements or the Company Agreement or the transactions contemplated hereby and thereby.
     9. Representations and Warranties of NS. NS hereby represents and warrants as of the date hereof and, to the extent provided in Section 11.3(a), as of the Closing, as follows:
          9.1 Organization, Standing and Power. NS is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.
          9.2 Authority; Enforceability; Noncontravention.
               (a) Each of NS, AGS and their respective Subsidiaries, as the case may be, has full power and authority to enter into, execute and deliver this Agreement, each of the Ancillary Agreements and the Company Agreement to which it is a party and perform its obligations hereunder and thereunder. This Agreement has been, and each of the Ancillary Agreements and the Company Agreement will be, duly authorized by all necessary action of each of NS, AGS and their respective Subsidiaries, as the case may be. This Agreement has been and each of the Ancillary Agreements and the Company Agreement will be, duly executed and delivered by each of NS, NSR and AGS, as the case may be, and, assuming it is duly executed and delivered by KCS and the Company, as applicable, constitutes or will constitute a valid and legally binding obligation of each of NS, AGS and their respective Subsidiaries, as the case may be, enforceable against them in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws relating to or affecting creditors’ rights generally, and to the availability of equitable remedies.
               (b) The execution and delivery by each of NS, NSR and AGS, as the case may be, of this Agreement, each of the Ancillary Agreements and the Company Agreement do not and will not, and compliance by each of NS, NSR or AGS, as the case may be, with the provisions of this Agreement, each of the Ancillary Agreements and the Company Agreement will not, (i) conflict with or result in a breach or default under the Charter Documents of NS, NSR or AGS or any of the terms, conditions or provisions of any Contract to which NS is a party or otherwise bound, or to which any property or asset of NS, NSR or AGS is subject; (ii) subject to the filings with Governmental Authorities and other matters referred to in Section 9.2(c) below, violate any Law applicable to NS, NSR or AGS; or (iii) result in the creation or imposition of any Lien on any asset of NS, NSR or AGS, except in each case as will not, individually or in the aggregate, impair in any material respect NS’ performance of its obligations hereunder.

               (c) Except (i) for the applicable requirements of the STB and (ii) as set forth on Schedule 9.2(c), there are no approvals, authorizations, consents, orders or other actions of, or filings with, any Person that are required to be obtained or made by NS, NSR, AGS or the Company in connection with the execution of, and the consummation of the transactions contemplated under, this Agreement, the Ancillary Agreements or the Company Agreement, except for any matters as will not, individually or in the aggregate, impair in any material respect NS’ performance of its obligations hereunder.
          9.3 Brokers. Neither NS nor any of its Affiliates has retained or otherwise engaged or employed, or paid or agreed to pay any fee or commission, to any agent, broker, finder or other Person, for or on account of acting as a finder or broker in connection with this Agreement, the Ancillary Agreements or the Company Agreement or the transactions contemplated hereby and thereby.
          9.4 Sufficient Funds. NS has, and will have as of the Closing, sufficient funds available to pay the NS Closing Cash Purchase Price.
     10. Covenants.
          10.1 Operation of the Line by KCS and KCSR. Between the date of this Agreement and the earlier of the Closing or termination pursuant to Section 13, except (a) as contemplated by this Agreement, (b) as may be required by applicable Law, (c) as set forth in Schedule 10.1 or (d) with the prior written consent of NS, KCS and KCSR will, and will cause their respective Subsidiaries to (X) operate the Line according to the ordinary course of business consistent with past practice, (Y) use all commercially reasonable efforts to preserve intact the Assets and maintain the rights, franchises and existing relations with suppliers and employees relating thereto and (Z) without limiting the generality of the clauses (X) and (Y) above:
                    (i) not transfer any of the Assets or any interest of KCS, KCSR or any of their respective Subsidiaries therein other than in the ordinary course of business consistent with past practice or to KCS or any Restricted Subsidiary;
                    (ii) not change the general nature of operation of the Assets or conduct any new line of business with the rail operating Assets not consistent with past practice;
                    (iii) not mortgage, encumber or pledge any of the Assets or permit or allow any of the Assets to be subjected to any Lien other than Permitted Liens;
                    (iv) not terminate prior to the scheduled expiration of, make any material modifications to, transfer or materially amend any Material Contract;
                    (v) not dispose of any books, records and accounts relating to the Assets, and to maintain such books records or accounts in the usual, regular and ordinary manner, on a basis consistent with prior periods;

                    (vi) not enter into any lease for real property with respect to any portion of the Assets;
                    (vii) not enter into any Contract of any kind or nature with any Affiliate (other than KCS or any Restricted Subsidiary), or make any payment or other asset Transfer to or for the benefit of any Affiliate (other than KCS or any Restricted Subsidiary), in each case, relating to the Assets or the operation of the Line;
                    (viii) not permit any waste of any of the Assets;
                    (ix) not pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, contingent or otherwise) related to the Assets other than in the ordinary course of business consistent with past practice;
                    (x) not cancel or compromise any material debt or material claim or waive or release any material rights relating to the Assets or the operation of the Line;
                    (xi) not grant any haulage, trackage or other access or operating rights with respect to the Line, except as required by Law;
                    (xii) not take any action that would cause a breach of any representation or warranty set forth in Article 8 hereof; or
                    (xiii) not authorize or enter into any agreement to otherwise take any of the foregoing actions.
          10.2 Inspection of Records; Environmental Audits.
               (a) Between the date of this Agreement and the Closing, KCS and KCSR shall, and shall cause their respective Subsidiaries to, allow, to the extent not prohibited by applicable Law, the officers, attorneys, accountants and other duly authorized representatives of NS reasonable access during regular business hours to the records and files, correspondence, audits, properties and personnel, as well as to all information, in each case, relating to the Assets. Any information regarding the Assets so obtained, and any information obtained by either party pursuant to the provisions of this Agreement, the Company Agreement and the Ancillary Agreements, shall be subject to the Agreement Regarding Confidentiality and Related Matters between KCS and NS, dated as of April 11, 2005, as extended to date (the “Confidentiality Agreement”), and such information shall be held by the recipient in accordance with the terms of the Confidentiality Agreement; it being understood that, for purposes of this provision, the term of the Confidentiality Agreement shall be deemed to have been extended for a period of one (1) year immediately following the Closing Date. No investigation by NS or its representatives shall affect the representations and warranties of KCS and KCSR set forth herein or preclude reliance thereon.
               (b) Between the date of this Agreement and the Closing, KCS shall continue to make available for inspection by NS true, correct and complete copies of the Environmental Reports, and shall promptly deliver to NS true, correct and complete copies of any Environmental Reports that are prepared after the date hereof or that have not been previously disclosed to NS.
               (c) If reasonably necessary (as determined solely by NS), NS and/or its appointed agents shall be entitled to perform at the expense of NS Phase I and Phase II environmental audits of the Properties in a manner which shall not unreasonably interfere with the operation of the Line in the ordinary course of business consistent with past practice. With respect to any Property for which NS determines a Phase I and/or Phase II audit is warranted, KCS, KCSR and their respective Subsidiaries shall provide NS and its appointed agents reasonable access to any such Property to conduct the Phase I and/or Phase II audit. Additionally, KCS, KCSR and their respective Subsidiaries shall fully cooperate with all reasonable requests made by NS and its appointed agents in connection with the Phase I and Phase II audits in accordance with the terms of the access agreement set forth in Exhibit O (the “Access Agreement”) and shall cooperate in good faith with reasonable requests made by NS and its appointed agents in connection with the Phase I and Phase II audits.
          10.3 Alternative Proposals. During the period from the date of this Agreement and extending through the earlier of the termination of this Agreement in accordance with its terms or the Closing, KCS agrees that (a) it shall not, and shall use its commercially reasonable efforts to direct and cause its officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant), as applicable, not to, directly or indirectly, (i) initiate, solicit or encourage, directly or indirectly, or accept the submission of any proposal or offer by any third party with respect to any joint venture, merger, acquisition, sale, consolidation or similar transaction involving the Line or any haulage, trackage or marketing arrangement involving the Line, in each case, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Alternative Proposal”) or initiate or participate in any negotiations or discussions concerning an Alternative Proposal, (ii) enter into any agreement, agreement in principle, letter of intent or similar arrangement (whether or not legally binding) with any third party relating to an Alternative Proposal or (iii) provide any confidential information or data to any third party relating to an Alternative Proposal, and (b) it shall notify NS promptly if any Alternative Proposal is received by it or any negotiations or discussions relating to a potential Alternative Proposal are sought to be initiated or continued with KCS, including the material terms of such Alternative Proposal and the identity of the Person making such Alternative Proposal or seeking such negotiations or discussions; provided, that nothing in this Section 10.3 shall prevent KCS from taking any action with respect to any proposal or offer not initiated, solicited or encouraged in violation of this Section 10.3 or participating in negotiations or discussions with respect to such a proposal or offer if it is advised by outside legal counsel that it is required to take such action to satisfy the fiduciary duties of the Board of Directors of KCS under Delaware law; provided, however, that KCS shall not be permitted to terminate this Agreement other than as provided in Article 13 hereof.

               10.4 Confer with NS. Prior to the Closing, to the extent practicable and not prohibited by applicable Law, KCS shall confer with NS on all operational matters that might reasonably be expected to materially affect the Assets or, after the Closing Date, the operation of the Line, including, but not limited to material transactions and material expenditures.
               10.5 Commercially Reasonable Efforts. Between the date of this Agreement and the Closing, each of the parties to this Agreement will use its commercially reasonable efforts to cause the conditions to the obligations of the other parties set forth in Article 11 of this Agreement, as the case may be, to be satisfied; provided, that, except as agreed in writing by the parties hereto, in no event shall any of the parties hereto be obligated to accept, or cause the Company to accept, in connection with obtaining any Required Governmental Consents required by Section 11.1(c) or any consent, approval or agreement required by Section 11.2(d), any condition or requirement that is not acceptable to such party in its reasonable judgment. In addition, the parties hereto shall (i) cooperate and use their commercially reasonable efforts to obtain all consents, approvals, authorizations and agreements (or exemptions therefrom) of all Governmental Authorities necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement, the Company Agreement and the Ancillary Agreements (the “Required Governmental Consents”) at the earliest possible time hereafter, (ii) as promptly as practicable hereafter, file or submit, or cause to be filed or submitted, to all Governmental Authorities all notices, applications, documents and other materials necessary in connection with obtaining the Required Governmental Consents and (iii) use their respective commercially reasonable efforts to respond as promptly as practicable to all inquiries received from all Governmental Authorities for additional information or documentation in connection with obtaining such Required Governmental Consents. Each of the parties hereto shall promptly advise each other party hereto upon receiving any communication (written or oral) from any Governmental Authority whose consent, approval or authorization is required, or to whom notice must be submitted, for consummation of the transactions contemplated by this Agreement, the Company Agreement and the Ancillary Agreements which constitutes a reasonable likelihood that any requisite regulatory consent, approval or authorization will not be obtained or that receipt of any such consent, approval or authorization will be materially delayed. Each of the parties hereto shall furnish to the other party hereto such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings or submissions to any Governmental Authority necessary to obtain any of the Required Governmental Consents. Each of the parties hereto shall provide the other party hereto with draft copies and as-filed copies of all filings and submissions with Governmental Authorities in respect of the Required Governmental Consents and shall provide the other with a reasonable opportunity to comment upon all such draft copies. Each of the parties hereto and its respective representatives shall promptly inform the other party hereto regarding the substance of all communications and contacts received from any Governmental Authority with respect to this Agreement, the Company Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby, and neither of the parties hereto shall initiate any contact or communications with any Governmental Authority regarding this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby without giving reasonable prior notice to the other party hereto and offering the other party hereto the opportunity to have a representative of such party participate in the contact or communication. For the avoidance of doubt, either party hereto shall be free to discuss regulatory matters with any Governmental Authority without the participation of the other party hereto to the extent such discussions do not directly relate to the transaction contemplated by this Agreement, the Company Agreement and the Ancillary Agreements.
          10.6 Real Estate Matters.
               (a) KCS and KCSR shall use their commercially reasonable efforts to obtain an estoppel certificate from each landlord under the Leases certifying that each lease is in full force and effect and that there are no defaults thereunder or any conditions that with the passage of time would constitute a default thereunder, or an estoppel certificate in the form so provided for under any such Lease or Third Party Lease. In the event that KCS is unable to deliver an estoppel certificate for any of the Leases or Third Party Leases to NS at the Closing, KCS shall indemnify NS against any loss, cost, liability or expense which NS may incur as a result of the failure of KCS to deliver such estoppel certificate.
               (b) KCS and KCSR shall cause (i) title to the Owned Properties, at Closing, to be free and clear of all Liens and without exceptions, disclaimers of liability or objections except for Permitted Liens and any matters which the Title Company has committed to insure over or omit, and (ii) the First American Title Insurance Company of New York or another reputable title insurance company selected by NS (the “Title Company”) to insure the Owned Properties under the terms described above.
               (c) Between the date of this Agreement and the Closing, KCS shall disclose to NS any newly identified Liens on the Owned Properties that have not been previously disclosed to NS.
          10.7 Publicity. The initial public disclosure relating hereto, if any, will be a joint press release and thereafter, except as otherwise required by Law, the applicable rules of the stock exchanges on which KCS’ and NS’ shares are listed or any other self-regulatory organization, the parties shall coordinate with each other, including the provision of drafts and the opportunity to comment thereon, prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby.
          10.8 Standstill. For a ten (10) year period commencing on the date hereof (such period, the “Standstill Period”), neither KCS nor NS shall, jointly with any third Person, directly or indirectly, (i) purchase or offer or agree to purchase any material assets or any voting securities of the other party (other than purchases of up to 1% of the other party’s common stock) other than in the ordinary course of business consistent with past practice or (ii) propose any merger or other business combination involving the other party (any such purchase, offer to purchase or proposal, a “Business Combination”), except, in each case, if specifically invited in writing to do so by the other party. In addition, during the Standstill Period, neither KCS nor NS nor any of their respective Subsidiaries shall, jointly with any third Person, without the prior written consent of the other party: (i) make, or in any way participate, directly or indirectly, in any solicitation of proxies to vote or seek to advise or influence any Person with respect to the voting of any voting securities of the other party; (ii) form, join, or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 with respect to any voting securities of the other party; or (iii) otherwise act, alone or in concert with others, to seek to control the management, Board of Directors, or policies of the other party. Notwithstanding the foregoing, the provisions of this Section 10.8 shall not apply to either party if during such Standstill Period (i) the other party publicly proposes to enter into a Business Combination with another Person, (ii) either NS or KCS (or their respective Affiliates) ceases to be a member of the Company or (iii) this Agreement is terminated pursuant to Article 13 hereof.
          10.9 Encumbrance and Transfer of Assets; Indentures.
               (a) From and after the date hereof, KCS shall not, and shall cause its Subsidiaries not to, without the prior written consent of NS: (i) enter into, amend or extend any Contract (including the Indentures or the notes governed thereby) in any manner which would encumber any of the assets or properties of the Company or prohibit, limit or defer in any way any of NS’ management rights set forth in the Company Agreement (including any rights in respect of Major Decisions (as such term is defined in the Company Agreement) that become or may become with the passage of time effective and/or that are modified after the Closing Date); or (ii) with respect to any assets transferred from the Company to KCS or its Restricted Subsidiaries as permitted by the Company Agreement, except as contemplated by Section 10.10, enter into any Contract with respect to or consummate any (x) acquisition, divestiture, spin-off, merger, consolidation, business combination or similar transaction in which such assets would cease to be held by KCS or a Restricted Subsidiary or their respective successors, (y) sale, transfer, lease, sublease, license or other disposition of such assets (except by a Restricted Subsidiary to another Restricted Subsidiary or KCS) or (z) formation of or other participation in, any joint venture or partnership with respect to such assets.
               (b) From and after the date hereof, KCS shall, and from and after the Closing Date NS shall, cause the Company to comply with the provisions of the Indentures and shall not, and shall cause the Company not to, incur any additional Indebtedness other than as and to the extent permitted by the Company Agreement and the Indentures and, in any event, subject to Section 10.9(a).
          10.10 Option to Acquire the Line.
               (a) In the event of a Permitted Asset Transfer (as such term is defined in the Company Agreement) to which NS has not previously consented in writing, KCS shall, at least twenty (20) Business Days before such transfer, provide Notice thereof (each such Notice, a “Line Option Notice”) to NS in accordance with the provisions of Section 14.1 and NS shall have the option (the “Line Option”) to acquire, or cause one or more of its Subsidiaries to acquire, in accordance with the procedures set forth in this Section 10.10, (1) from the relevant transferee or transferees, all right, title and interest in the Line, as it then exists, but subject to Permitted Liens, that is owned by such transferee(s) together with, at the option of NS in its sole discretion, all right, title and interest of such transferee(s) or KCS and its Subsidiaries (other than the Company) in and to the rail yards at or near Monroe, Louisiana, Bossier City, Louisiana and Pearson, Mississippi (the Line and such rail yards collectively, the “Line Assets”) that are owned by such transferee or KCS or any of its Subsidiaries (other than the Company) at the time of such Permitted Asset Transfer (the “KCS Line Assets”) and (2) either:
                    (i) from KCS and its Subsidiaries, the Membership Interests of the KCS Member (as such terms are defined in the Company Agreement) (the “KCS Membership Interests”); or
                    (ii) from the Company, the remaining Line Assets (if any) owned by the Company following such Permitted Asset Transfer (the “Company Line Assets”).
               (b) Notwithstanding anything to the contrary herein, in the case of a Permitted Asset Transfer involving one or more assets of the Company that are not material, individually or in the aggregate, to the operation of the Line, the Line Option will not be available to NS if, within twenty (20) days after such transfer, the asset(s) subject to such Permitted Asset Transfer are transferred back to the Company on terms which have the same effect as if such Permitted Asset Transfer had not occurred.
               (c) From and after the date of a Line Option Notice, KCS shall allow, to the extent not prohibited by applicable Law, the officers, attorneys, accountants and other duly authorized representatives of NS access during regular business hours to any books, records, files, correspondence, audits, properties, personnel and other information of KCS or its Subsidiaries relating to the Line Assets owned by KCS or its Subsidiaries (other than the Company) that is reasonably requested by NS or its representatives.
               (d) At any time during the thirty (30) day period commencing on receipt of a Line Option Notice, NS may give Notice to KCS in accordance with the provisions of Section 14.1 (each such Notice, a “Line Option Valuation Notice”) of its desire to commence the valuation of the Line Assets and the KCS Membership Interests in accordance with the procedures set forth in this Section 10.10(d). Upon the delivery of a Line Option Valuation Notice, NS and KCS shall each select and engage a reputable, independent M.A.I. designated appraiser with at least ten (10) years of experience in valuing real property and rail improvements for rail line and yard property or, at their respective option, an independent investment banking firm of national reputation and such appraisers or investment banking firms shall be instructed to meet within thirty (30) days following their selection and at such meeting to mutually agree upon the selection of an appraiser, appropriately qualified in their judgment (the “Appraiser”) to determine:
                    (i) the fair market value of the Line Assets on a stand-alone rail operation basis (the “Line FMV”), as well as the portion of the Line FMV attributable to the KCS Line Assets, in the aggregate, and the Company Line Assets, in the aggregate; and
                    (ii) the fair market value of the KCS Membership Interests (with the Line FMV determined as provided in Section 10.10(d)(i)) (the “Membership Interest FMV”).
          For purposes of this Section 10.10(d), “fair market value” shall mean, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.
               (e) Within ninety (90) days of the date of its appointment, the Appraiser shall provide to both NS and KCS a report (the “Appraisal Report”), which report shall include the Appraiser’s determination of the Line FMV, as well as the portion of the Line FMV attributable to the KCS Line Assets, in the aggregate, and the Company Line Assets, in the aggregate, and the Appraiser’s determination of the Membership Interest FMV.
               (f) Each of NS and KCS shall, and shall cause the Company and their respective Subsidiaries to, cooperate with the Appraiser and promptly provide all documents and other information and access during regular business hours to the Line Assets reasonably requested by the Appraiser in connection with its appraisal. The determination of the Line FMV and the Membership Interest FMV set forth in the Appraisal Report shall be final and binding on NS and KCS for purposes of this Section 10.10. KCS and NS shall bear equally all expenses of the Appraiser.
               (g) Within sixty (60) days after the determination of the Line FMV and the Membership Interest FMV, either by mutual agreement of the parties (without any obligation to negotiate toward or reach such agreement) or by the issuance of the Appraisal Report, NS shall give Notice to KCS of whether it wishes to exercise the Line Option (the “Line Option Exercise Notice”) at the Line FMV or the portion thereof attributable to the KCS Line Assets and Membership Interest FMV, as the case may be, as finally determined pursuant to subsections (e) and (f) above, which Notice shall indicate whether NS wishes to acquire the KCS Membership Interests pursuant to Section 10.10(a)(i) or the Company Line Assets pursuant to Section 10.10(a)(ii). In the event that NS has elected to acquire the KCS Membership Interests pursuant to the Line Option, the transfer of such interests shall be governed by the procedure set forth in Article 10 of the Company Agreement. If NS delivers a Line Option Exercise Notice to KCS, NS (or its designated Subsidiar(ies)), KCS and its Subsidiaries shall effect the transfer of the KCS Line Assets, and (in the case that NS has elected to acquire the Company Line Assets pursuant to the Line Option) cause the Company to effect the transfer of the Company Line Assets, to NS (or its designated Subsidiar(ies)) pursuant to customary documentation reasonably acceptable to the parties, including any agreements, documents and other instruments necessary or reasonably requested by NS (or its designated Subsidiar(ies)) to effect such transfer. Such documentation shall call for KCS and its Subsidiaries and, if NS elects to acquire the Company Line Assets pursuant to

Section 10.10(a)(ii), the Company to provide representations, warranties, covenants and indemnities with respect to the KCS Line Assets and Company Line Assets, respectively, with terms at least as favorable to NS and its Subsidiaries as are set forth in this Agreement with respect to the Line and the Assets. Notwithstanding anything to the contrary contained herein, the completion of the sale of the KCS Line Assets and/or Company Line Assets, as the case may be, pursuant to the Line Option and in accordance with the terms of such documentation shall each occur, and the NS Member shall pay the portion of the Line FMV attributable to the assets so acquired to the transferring party, on a date to be mutually agreed by KCS and NS, but in no event later than the later of (i) ninety (90) days after the delivery date of the Line Option Exercise Notice and (ii) five Business Days after the date on which the last of any required regulatory approvals in connection with such transaction is received. The KCS Line Assets and, if applicable, Company Line Assets, shall be conveyed to NS (or its designated Subsidiar(ies)) subject only to Permitted Liens and KCS shall be responsible for the payment of all transfer, filing and recording taxes in connection with the exercise of the Line Option with respect to such assets and the conveyance of the KCS Line Assets and, if applicable, Company Line Assets. All payments of the Line FMV attributable to the assets acquired shall be made by wire transfer of immediately available funds to an account or accounts specified by the intended recipients.
               (h) In the event that NS elects not to exercise the Line Option, it shall be entitled to exercise the contingent trackage rights described in Section 3 of the NSR Joint Use Agreement. For the avoidance of doubt, nothing in this Section 10.10 nor any decision of NS not to exercise the Line Option shall in any way limit the rights of NS and its Affiliates under the NSR Joint Use Agreement, the Western Haulage Agreement, the Contingent Haulage Agreement or any other Ancillary Agreement.
               (i) Notwithstanding anything in this Section 10.10 to the contrary, the Line Option shall be exercised, and title to the Line Assets shall vest, if at all, on or prior to the date on which the last of the living descendents of Joseph P. Kennedy shall die, plus twenty one (21) years.
               (j) In the event that no Appraiser is appointed pursuant to and in compliance with Section 10.10(d) an Appraiser will be appointed by arbitration in accordance with Section 14.13.
          10.11 Determination and Payment of Real Property Taxes. KCSR is contributing the Assets to the Company through one deed that excludes certain property. Because the Assets will be included in KCSR’s Form R1 that is filed annually with the STB, Mississippi, Louisiana, and their local governments will assess property tax against KCSR (not the Company) that includes the Assets. Therefore, in connection with each annual property tax assessment, KCSR and NS will determine jointly and in good faith a reasonable and fair allocation of KCSR’s property tax liability that is attributable to the Assets and that should be paid by the Company, and KCSR and NS will certify in writing that the determined amount is reasonable and fair. Thereafter, KCSR will bill the Company for, and the Company shall promptly pay to KCSR, the jointly determined share of the property tax.

          10.12 NS Automotive Traffic. From and after the date hereof, NS and KCS shall negotiate in good faith the terms of an agreement with respect to NS’ rights to move automotive traffic over the Line or to interchange such traffic.
          10.13 Vicksburg Bridge Lease Dispute. KCS shall use its commercially reasonable efforts to resolve the Vicksburg Bridge Lease dispute referred to in, and in the manner contemplated by, Section 3.1(b).
     11. Conditions to the Closing.
          11.1 Mutual Conditions. The respective obligations of the parties to complete the purchase/sale of the NS Interest on the Closing Date as contemplated by Section 2.1(a), the contribution of the Assets in exchange for the KCS Interest and to take the other actions required to be taken by each of the parties at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived jointly by NS and KCS in writing, in whole or in part):
               (a) Company Agreement. KCS and NS or their respective Affiliates shall have entered into the Company Agreement.
               (b) Ancillary Agreements. KCS, KCSR, NS, the Company and their respective Affiliates, as applicable, shall have entered into each of Ancillary Agreements.
               (c) Regulatory Approvals. All Required Governmental Consents (including from the STB) shall have been obtained and shall be in full force and effect, and not subject to conditions that any party deems unacceptable in its reasonable judgment, and shall not be subject to a pending petition for review before a U.S. Court of Appeals.
               (d) No Order or Action. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal the consummation of the Closing or any of the material transactions contemplated thereby, or by the Company Agreement or any of the Ancillary Agreements, and no Action shall be pending or threatened that questions the validity of this Agreement, the Company Agreement or any of the Ancillary Agreements or declares or proposes to declare the same unlawful or seeks to enjoin the consummation of any of the material transactions contemplated hereby or thereby.
          11.2 Additional Conditions of NS. The obligation of NS to complete the purchase of the NS Interest on the Closing Date as contemplated by Section 2.1(a), and to take the other actions required to be taken by NS at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions (any of which may be waived by NS in writing, in whole or in part):
               (a) Representations and Warranties. The representations and warranties contained in Article 8 hereof and in all certificates delivered by KCS and KCSR to NS pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate in all respects (in the case of representations and warranties qualified by “materiality,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases, and in the case of the representations and warranties set forth in Sections 8.1 and 8.2) or in all material respects (in the case of all other representations and warranties) as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except for changes contemplated by this Agreement and except for representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date, in which case as of such date).
               (b) Performance. KCS and KCSR shall have performed all obligations and complied with in all material respects all covenants required by this Agreement to be performed or complied with by KCS or KCSR on or prior to the Closing Date.
               (c) Certificate. KCS shall have delivered to NS a certificate, dated the Closing Date, signed on behalf of KCS by an officer of KCS, certifying that the conditions specified in Sections 11.2(a) and (b) of this Agreement have been satisfied.
               (d) Consents. At the Closing, KCS shall have delivered to NS all consents, approvals and agreements of any third Persons required by the terms of any Material Contract in order that the rights of KCS or any of its Subsidiaries or the prospective rights of the Company under such Material Contract, in each case, as they relate to the Assets or the Assumed Liabilities, will not be impaired by the consummation of the transactions contemplated by this Agreement, the Company Agreement and the Ancillary Agreements, and such consents, approvals and agreements shall be in full force and effect.
               (e) No Material Adverse Effect. There shall have been no Material Adverse Effect on KCS or KCSR.
               (f) Opinions of Counsel. NS shall have received an opinion of Sonnenschein Nath & Rosenthal LLP, dated as of the Closing Date, substantially in the form attached as Exhibit P hereto, and an opinion of the Senior Vice President and General Counsel of KCS, dated as of the Closing Date, substantially in the form attached as Exhibit Q hereto.
               (g) Bank Approval of Transaction Agreements. KCS shall have delivered to NS written confirmation by the Required Lenders (as such term is defined in KCS Credit Agreement Amendment No. 2) that the form and substance of this Agreement and the Ancillary Agreements are satisfactory to the Required Lenders as contemplated by Section 1(a)(xiv) of KCS Credit Agreement Amendment No. 2.
          11.3 Additional Conditions of KCS. The obligation of KCS and KCSR to complete the contribution of the Assets in exchange for the KCS Interest, and to take the other actions required to be taken by KCS and KCSR at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions (any of which may be waived by KCS in writing, in whole or in part):

               (a) Representations and Warranties. The representations and warranties contained in Article 9 hereof and in all certificates delivered by NS to KCS pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate in all respects (in the case of representations and warranties qualified by “materiality,” “in all material respects,” “material adverse effect” or similar terms or phrases, and in the case of the representations and warranties set forth in Sections 9.1 and 9.2) or in all material respects (in the case of all other representations and warranties) as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except for changes contemplated by this Agreement and except for representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date, in which case as of such date).
               (b) Performance. NS shall have performed all obligations and complied with in all material respects all covenants required by this Agreement to be performed or complied with by NS on or prior to the Closing Date.
               (c) Certificate. NS shall have delivered to KCS a certificate, dated the Closing Date, signed on behalf of KCS by an officer of NS, certifying that the conditions specified in Sections 11.3(a) and (b) of this Agreement have been satisfied.
               (d) No Material Adverse Effect. There shall have been no Material Adverse Effect on NS or AGS.
               (e) Opinions of Counsel. KCS shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date, substantially in the form attached as Exhibit R hereto an opinion of the Vice President and Corporate Counsel of NS, dated as of the Closing Date, substantially in the form of Exhibit S hereto and an opinion of Cabannis, Johnston, Gardner, Dumas & O’Neal LLP, dated as of the Closing Date, substantially in the form of Exhibit T hereto.
     12. Survival of Representations and Warranties; Indemnity.
          12.1 Survival of Representations and Warranties. All representations and warranties made in this Agreement or made in any document delivered pursuant to this Agreement by or on behalf of any party shall survive the execution and delivery of this Agreement and the Closing, regardless of notice of or any investigation or right of investigation made after the date of this Agreement by or on behalf of any party, and shall terminate and expire one (1) year following the Closing Date, except that the representations and warranties made in Section 8.2(b)(ii) as they relate to the Indentures shall terminate and expire on the earlier of the date that is four (4) years following the Closing Date and the Maturity Date (as such term is defined in the Company Agreement) and the representations and warranties made in Sections 8.7, 8.10 and 8.14 shall terminate and expire sixty (60) days after the termination of the applicable statute of limitations, in each case, after which date they shall be of no further force or effect (except for bona fide claims of which a party has provided written notice in good faith to the other parties prior to the relevant expiration date).

          12.2 Indemnification by KCS.
               (a) KCS and KCSR shall indemnify, save and hold harmless (i) NS and its Affiliates, and each of their respective officers, directors, employees and agents, and each of their respective successors and assigns (collectively, the “NS Indemnified Parties”), from and against any and all costs, losses, claims, liabilities, damages, fines, penalties, expenses and Cleanup costs (including any interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) (“Damages,” which shall not include any claim of diminution of value of a Member’s interest in the Company unless the Company shall have incurred actual loss) incurred in connection with, arising out of, resulting from or incident to: (A) any breach of the representations or warranties of KCS and KCSR in this Agreement, except for Section 8.7, (in each case, solely for the purpose of calculating the amount of Damages, without regard to any qualification or limitation with respect to “materiality,” whether by reference to “material,” “in all material respects” or “Material Adverse Effect”), or (B) any breach or default in any covenants or agreements made by KCS in this Agreement; and (ii) the Company and its Affiliates, and each of their respective officers, directors, employees and agents (other than KCS or its Subsidiaries) and each of their respective successors and assigns (collectively, the “Company Indemnified Parties”) and any NS Indemnified Parties from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to any obligation or liability, other than the Assumed Liabilities, incurred in connection with, arising out of, resulting from or incident to any act or omission by KCS or KCSR, any of its Affiliates prior to the Closing relating to the Assets, whether fixed or contingent, recorded or unrecorded, known or unknown.
               (b) KCS and KCSR shall defend, indemnify and hold harmless any NS Indemnified Parties and any Company Indemnified Parties for, from, and against all Damages asserted against, resulting to, imposed on, or incurred by NS or the Company in connection with: (i) any misrepresentation or breach of any environmental representation or warranty set forth in Section 8.7 of this Agreement; (ii) (A) the Release or threatened Release of any Hazardous Materials prior to the Closing Date on, from or under the Properties or in connection with the operation of the Assets or (B) the Release of any Hazardous Materials on, from or under any other property where, prior to the Closing Date, Hazardous Materials are or were Released, discharged or disposed of which, on or prior to the Closing date, have impacted the Property or the Assets or (C) the Release or threatened Release of any Hazardous Materials on, from or under any other property where, prior to the Closing Date, Hazardous Materials are or were Released, threatened to be Released, discharged or disposed of in connection with disposal activities related to the Properties or the Assets, whether or not, in any case covered by this clause (ii), such Release, threatened Release, discharge or disposal was in compliance with Environmental Law; (iii) the violation prior to the Closing of any Environmental Law in effect prior to the Closing by KCS or KCSR, any of their Subsidiaries or any other Person in connection with the Properties or the Assets; and (iv) any Environmental Claim relating to the Properties or the Assets against any Person whose liability for such Environmental Claim KCS, KCSR or any of their respective Subsidiaries has retained or assumed either contractually or by operation of Law.

               (c) KCS and KCSR shall have no obligation to indemnify the NS Indemnified Parties under Section 12.2(a)(i)(A) until the NS Indemnified Parties have suffered Damages in excess of $2,000,000 in the aggregate, and then KCS and KCSR will be obligated to indemnify the NS Indemnified Parties for Damages only in excess of such amount, but KCS and KCSR shall not be liable for indemnification under Section 12.2(a)(i)(A) for Damages in excess of $300,000,000 in the aggregate; provided, that such $2,000,000 threshold shall not apply to any Damages arising from any breach of any representation or warranty in Section 8.10. If KCS and KCSR are obligated to indemnify the NS Indemnified Parties, then KCS and KCSR may, at their election, (i) pay such indemnification directly to the NS Indemnified Parties or the Company Indemnified Parties, as the case may be, (ii) pay any Damages arising from any liability or any Third Party Claim directly to the applicable third party (to the extent that such Damages are owed to such third party), or (iii) contribute amounts to the Company and cause the Company to pay any Damages arising from any liability or any Third Party Claim directly to the applicable third party (to the extent that such Damages are owed to such third party); provided, that the foregoing shall not limit in any way the obligation of KCS and KCSR to satisfy all such indemnification obligations.
               (d) Except for fraud, injunctive and provisional relief and remedies that cannot be waived as a matter of Law, if the Closing occurs, this Section 12.2 shall be the exclusive remedy for any breach of any of KCS’ or KCSR’s representations and warranties or any breach of KCS’ or KCSR’s covenants contained in this Agreement.
          12.3 Indemnification by NS.
               (a) NS shall indemnify, save and hold harmless KCS and its Affiliates, and each of their respective officers, directors, employees and agents and each of their respective successors and assigns, from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to: (i) any breach of or any inaccuracy in any of, the representations or warranties of NS in this Agreement (in each case, solely for the purpose of calculating the amount of Damages, without regard to any qualification or limitation with respect to “materiality,” whether by reference to “material,” “in all material respects” or “Material Adverse Effect”); or (ii) any breach or default in covenants or agreements made by NS in this Agreement.
               (b) Except for fraud, injunctive and provisional relief and remedies that cannot be waived as a matter of Law, if the Closing occurs, this Section 12.3 shall be the exclusive remedy for any breach of any of NS’ representations and warranties or any breach of NS’ covenants contained in this Agreement.
          12.4 Notification of Claims. A party entitled to indemnification under Sections 12.2 or 12.3 (an “Indemnified Party”) shall notify the other party (the “Indemnifying Party”) within a reasonable period of time after becoming aware of any Damages which the Indemnified Party shall have determined has given or could give rise to a claim for indemnification under Sections 12.2 or 12.3 hereof. Such notice shall include an estimate of the Damages that the Indemnified Party has determined may be incurred to the extent then known or reasonably determinable. The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent of any prejudice to the Indemnifying Party resulting from such delay. As soon as practicable after the date of such notice, the Indemnified Party shall provide to the Indemnifying Party all information and documentation necessary to support and verify the Damages so claimed and the Indemnifying Party and its agents shall be given access to all books and records in the possession or control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim.
          12.5 Matters Involving Third Parties.
               (a) If any third party shall commence an Action against any Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification under Sections 12.2 or 12.3, or if an Indemnified Party otherwise becomes aware that a Third Party Claim may be asserted against the Indemnified Party, the Indemnified Party shall notify the Indemnifying Party in writing as soon as practicable. The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent of any prejudice to the Indemnifying Party resulting from such delay. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim, or fails to notify the Indemnified Party within 30 days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the claim, all Damages incurred in connection with, arising out of, resulting from or incident to such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party promptly upon the final determination thereof.
               (b) If the Indemnifying Party does not respond to the notice or elects not to assume the defense of such claim or demand, in each case within the period allowed after delivery of the notice, the Indemnified Party shall have the right to defend such claim or demand by appropriate proceedings or to settle or pay any such claim or demand for such an amount as the Indemnified Party shall deem appropriate, in either case at the sole cost and expense of the Indemnifying Party, provided that the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed. In the event that the Indemnifying Party does not assume the defense of such claim or demand, the Indemnifying Party shall have the right to participate in such defense (including with counsel of its choice), at its own expense, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with such participation.
               (c) If the Indemnifying Party notifies the Indemnified Party that it desires to defend against such claim or demand, then the Indemnifying Party shall be entitled to participate in or, at the Indemnifying Party’s option, assume at its own cost and expense the defense of any such claim or demand with counsel of its own choosing (which shall be reasonably acceptable to the Indemnified Party), provided, that, if the

Indemnifying Party assumes the defense of such claim or demand it shall reimburse the Indemnified Party for out of pocket expenses incurred by the Indemnified Party (such as travel costs, but not internal time charges) and the Indemnified Party (i) shall reasonably cooperate with the Indemnifying Party; and (ii) may elect to participate in any such defense at its sole cost and expense, but the control of such defense and its settlement or resolution shall rest with the Indemnifying Party. In the event there is a significant conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such claim or demand, the reasonable fees and disbursements of one counsel of the Indemnified Party shall be at the expense of the Indemnifying Party. The Indemnifying Party shall not compromise or settle any such claim or demand without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement or compromise does not subject the Indemnified Party to any monetary liability, will not impose on the Indemnified Party any obligation, admission, restriction or further Damages and includes a complete, unconditional release of the Indemnified Party from all liability with respect to such claim or demand.
               (d) In all cases the Indemnified Party and the Indemnifying Party shall keep each other reasonably informed as to all matters concerning any Third Party Claim and shall promptly notify the other party in writing of any and all significant developments relating thereto.
          12.6 Taxes. If any indemnity payment pursuant to this Article 12 is determined to be taxable to any Indemnified Party by any Governmental Authority, the indemnity payment shall be increased by such amount as is necessary so that, after taking into account the Tax liability imposed upon such Indemnified Party upon receipt of such indemnity payment, the Indemnified Party receives an amount equal to the amount it would have received had such indemnity payment not been subject to Tax (after taking into account, in accordance with Section 12.7(a), any Tax benefits and/or insurance coverage that may be available to the Indemnified Party).
          12.7 Other Limits on Indemnification.
               (a) The amount of any Damages sustained by a Indemnified Party shall be reduced (i) by any amount received by such Indemnified Party with respect thereto under any insurance coverage relating thereto (other than insurance coverage provided by an Affiliate (other than Company) of such indemnitee) or from any other party alleged to be responsible therefor and (ii) by the amount of any Tax benefit actually realized with respect to the Damages. An Indemnified Party shall use its commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility and to realize any Tax benefit with respect to the Damages. If an Indemnified Party realizes a Tax benefit or receives an amount under insurance coverage or from such other party with respect to Damages sustained at any time subsequent to any indemnification provided pursuant to this Article 12, then such Indemnified Party shall promptly reimburse the applicable Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification up to such amount realized or received by the Indemnified Party.

Nothing in this Section 12.7(a) shall limit in any way the ability of KCS, NS or the Company to (i) take (or refrain from taking, as the case may be) any reasonable position for Tax purposes that KCS, NS or the Company determines to take (or refrain from taking) in its sole discretion or (ii) refrain from pursuing any third party insurance recovery that KCS, NS or the Company, as the case may be, determines would be commercially inadvisable to pursue.
               (b) Each Indemnified Party shall use its commercially reasonable efforts to mitigate any claim or liability that an Indemnified Party asserts or may assert under this Article 12. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, the Indemnifying Party shall not be required to indemnify any Indemnified Party for that portion of any Damages that would reasonably be expected to have been avoided if the Indemnified Party had made such efforts.
     13. Termination.
          13.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual agreement, in writing, of each of KCS and NS.
          13.2 Termination by Final Order. This Agreement may be terminated by KCS or NS upon written notice to the other party that any final, non-appealable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction which prohibits, restricts or makes illegal the consummation of the Closing or any of the material transactions contemplated thereby, or by the Company Agreement or any of the Ancillary Agreements; provided, that the right to terminate this Agreement under this Section 13.2 shall not be available to any party whose breach of any provision or whose failure to perform any obligation under this Agreement (or the breach or failure of any Affiliate thereof) has been the cause of such Law.
          13.3 Termination by NS. NS may (but shall not be obligated to) terminate this Agreement prior to the Closing by giving written notice to KCS if:
               (a) there has been a material violation or breach by KCS or KCSR of any of their agreements or covenants contained in this Agreement or there has been a material violation or breach by KCS or KCSR of any of their representations or warranties contained in this Agreement such that it is reasonably likely that either of the conditions set forth in Section 11.2(a) or 11.2(b) cannot be satisfied, and such violation or breach shall not have been cured or corrected within twenty days after receipt of notice thereof;
               (b) the Closing does not occur on or prior to September 1, 2006, or such later date as may be agreed to in writing by the parties; provided, that, notwithstanding the satisfaction of the other conditions set forth in Sections 11.1 and 11.2

(other than any conditions which, by their terms, may only be satisfied on the Closing Date) if any of the Required Governmental Consents required by Section 11.1(c) have not been obtained by such date, such date shall be extended in additional one-month increments without any further action by the parties through February 1, 2007; and, provided, further, that the non-occurrence of the Closing is not due to a breach by NS of any condition or covenant hereunder;
               (c) there has been imposed by a Governmental Authority a condition to any Required Governmental Consent, which condition is not acceptable to NS in NS’ reasonable judgment; or
               (d) there has been a Material Adverse Effect on KCS or KCSR which shall not have been cured or corrected within twenty days after receipt of notice thereof; provided that such Material Adverse Effect is not due to a breach by NS of any condition or covenant hereunder.
          13.4 Termination by KCS. KCS may (but shall not be obligated to) terminate this Agreement prior to the Closing by giving written notice to NS if:
               (a) there has been a material violation or breach by NS of any of its respective agreements or covenants contained in this Agreement or there has been a material violation or breach by NS of any of its representations or warranties contained in this Agreement such that it is reasonably likely that either of the conditions set forth in Section 11.3(a) and (b) cannot be satisfied, and such violation or breach shall not have been cured or corrected within twenty days after receipt of notice thereof;
               (b) the Closing does not occur on or prior to September 1, 2006, or such later date as may be agreed to in writing by the parties; provided, that, notwithstanding the satisfaction of the other conditions set forth in Sections 11.1 and 11.3 (other than any conditions which, by their terms, may only be satisfied on the Closing Date) if any of the Required Governmental Consents required by Section 11.1(c) have not been obtained by such date, such date shall be extended in additional one-month increments without any further action by the parties through February 1, 2007; and, provided, further, that the non-occurrence of the Closing is not due to a breach by KCS or KCSR of any condition or covenant hereunder;
               (c) there has been imposed by a Governmental Authority a condition to any Required Governmental Consent, which condition is not acceptable to KCS in KCS’ reasonable judgment; or
               (d) there has been a Material Adverse Effect on NS or AGS which shall not have been cured or corrected within twenty days after receipt of notice thereof; provided that such Material Adverse Effect is not due to a breach by KCS or KCSR of any condition or covenant hereunder.

          13.5 Effect of Termination. In the event of the termination of this Agreement as permitted by this Article 13, no party shall have any obligation under, or liability to any other in respect to, this Agreement, except with respect to, any willful breach of this Agreement that gives rise to such termination and except for the provisions of the Confidentiality Agreement and the confidentiality obligations contained in Section 10.2(a), this Section 13.5 and Article 14 hereof, which shall survive the termination of this Agreement.
     14. Miscellaneous.
          14.1 Notices. All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, overnight delivery service, facsimile transmission (which must be confirmed) or by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:
(i) if to NS, to:
Norfolk Southern Corporation
Three Commercial Place
Norfolk, Virginia 23510
Facsimile No.: (757) 533-4872
Attn: James A. Squires, Esq.
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036-6522
Facsimile No.: (212) 735-2000
Attn: Eric J. Friedman, Esq.
(ii) if to KCS or KCSR, to:
Kansas City Southern
427 West 12th Street
Kansas City, Missouri 64105
Facsimile No.: (816) 983-1227
Attn: Robert B. Terry, Esq.
with a copy to:
Sonnenschein Nath & Rosenthal LLP
4520 Main Street, Suite 1100
Kansas City, MO 64111

Facsimile No.: (816) 531-7545
Attn: John F. Marvin, Esq.
Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails. Any party may from time to time change its address for further Notices hereunder by giving notice to the other parties in the manner prescribed in this Section.
          14.2 Entire Agreement. This Agreement, the Company Agreement, the Ancillary Agreements and the Confidentiality Agreement, in each case including any attached exhibits and schedules, contain the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies under or by way of this Agreement.
          14.3 Assignment. No party may assign its rights or obligations under this Agreement, and any attempted or purported assignment or any delegation of any party’s duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement; provided that NS may assign its rights to any wholly-owned Subsidiary of NS.
          14.4 Extension, Waiver and Amendment. At any time prior to the Closing, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto, and (c) waive compliance by any other party hereto with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in writing in an instrument signed by or on behalf of such party. The waiver by any party hereto of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach. This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.
          14.5 Governing Law; Submission to Jurisdiction.
               (a) THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS AND THE INTERPRETATION OF THE RIGHTS AND DUTIES ARISING HEREUNDER.

               (b) Subject to Section 14.13, each of the parties hereto (i) consents to submit itself to the exclusive jurisdiction of any Federal or state court located in the State of Delaware (the “Delaware Courts”) in any action to enforce or in aid of the agreement to arbitrate in Section 14.13 herein or for provisional relief to maintain the status quo or prevent irreparable harm pending the appointment of the arbitrators, and to the non-exclusive jurisdiction of the Delaware Courts for enforcement of any award issued hereunder (ii) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) waives any objection based on forum non conveniens or any other objection to venue thereof.
          14.6 Specific Performance; Injunctive Relief. Each of the parties hereto acknowledges, understands and agrees that any breach or threatened breach by such party or such party’s Affiliates of the covenants contained herein will cause irreparable injury to the other party and that money damages will not provide an adequate remedy therefor. Accordingly, in the event of any such breach or threatened breach, a non-breaching party shall have the right and remedy (in addition to any other rights or remedies available at Law or in equity, including, money damages), subject to the provisions of Section 14.13, to have the provisions of this Agreement specifically enforced by, and to seek injunctive relief and other equitable remedies in, any court having competent jurisdiction. Each party further agrees to waive any requirement for the securing or posting of any bond or other security in connection with seeking such remedies.
          14.7 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          14.8 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.
          14.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
          14.10 Costs and Attorneys’ Fees. Whether or not the transactions contemplated hereby are consummated, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.
          14.11 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court or other tribunal, as described in Section 14.13, interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.
          14.12 No Third Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto; provided, however, that this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.
          14.13 Dispute Resolution. Each of the parties hereto stipulates and agrees that any dispute controversy or claim, arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”) that is not resolved by negotiations between senior officers of the parties within twenty (20) days after receipt by a party of written notice (“Dispute Notice”) of such Dispute, will be submitted to mediation in accordance with the Commercial Mediation Procedures of the American Arbitration Association (“AAA”). If such dispute is not resolved within twenty (20) days after appointment of a mediator, or within sixty (60) days of receipt of Dispute Notice (whichever comes sooner), each of the parties hereto agrees that, at the demand of any party, such Dispute will be submitted to mandatory and binding arbitration before the AAA, in New York, New York by three arbitrators, under the Commercial Arbitration Rules and the Large Complex Case Procedures of the AAA then in effect (the “Rules”), under the following terms and conditions:
               (a) Selection of Arbitrators. A panel of three independent arbitrators shall be appointed by the AAA using the listing, ranking and striking procedure in the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with large commercial cases and an experienced arbitrator.
               (b) Conduct of Arbitration. The arbitration shall be held and the award shall be issued in New York, New York. In addition to Damages, the arbitral tribunal may award any remedy provided for under applicable Law and the terms of this Agreement, including, without limitation, specific performance or other forms of injunctive relief. The arbitrators shall apply the Law of the State of Delaware to the substance of the Dispute and will have no power or authority, under the rules of the AAA or otherwise, to amend or disregard any provision of this Agreement.
               (c) Replacement of Arbitrator(s). Should any of the arbitrator(s) refuse or be unable to proceed with arbitration proceedings, replacement arbitrator(s) will be selected using the same method of selection as the original arbitrator(s).
               (d) Findings and Conclusions. The arbitrators will, after reaching judgment and award, prepare and distribute to the parties a written award including the findings of fact and conclusions of Law relevant to such award and containing an opinion setting forth the reasons for the giving or denial of any award.

               (e) Time is of the Essence. The arbitrators are hereby instructed that time is of the essence in the arbitration proceeding, and that the arbitrators will have the right and authority to issue monetary sanctions against any party if, upon a showing that such party is unreasonably delaying the proceeding.
               (f) Temporary Equitable Relief. By agreeing to arbitration, the parties do not intend to deprive any Delaware Court of its jurisdiction to issue a pre- arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a Delaware Court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award Damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.
               (g) Consolidation. The parties hereto are committed to the prompt and efficient resolution of disputes. Accordingly, if one or more disputes arises under this Agreement, the Company Agreement or any of the Ancillary Agreements such disputes may be brought in a single arbitration. If more than one arbitration is brought with respect to disputes under this Agreement, the Company Agreement or any of the Ancillary Agreements, then any party hereto may request that any arbitration or any new dispute arising under this Agreement, the Company Agreement or any of the Ancillary Agreements be consolidated into any prior arbitration. The new dispute or arbitration shall be so consolidated, provided that the arbitral tribunal for the prior (or first filed) arbitration determines that (i) the new dispute or arbitration presents significant issues of Law or fact common with those in the pending arbitration; (ii) no party would be unduly prejudiced and (iii) consolidation under such circumstances would not result in undue delay for the prior arbitration. Any order of consolidation issued by such arbitral tribunal shall be final and binding upon the parties. Unless the parties otherwise agree, the arbitral tribunal appointed first in time shall serve as the arbitral tribunal for the consolidated arbitration. The parties waive any right they have to appeal or to seek interpretation, revision or annulment of such order of consolidation under the Rules or in any court. The parties hereto agree that upon such an order of consolidation, they will promptly dismiss any arbitration brought under this Agreement, the subject of which has been consolidated into another arbitral proceeding.
               (h) Discovery. Recognizing the express desire of the parties for an expeditious means of dispute resolution, the arbitrators will allow for limited discovery as may be reasonable under the circumstances.
               (i) Costs and Attorneys’ Fees. Notwithstanding any rule of the AAA to the contrary, the arbitrators rendering judgment under this Section 14.13 will have the power to award the costs of the arbitration, including reasonable attorneys’ fees and expenses to the prevailing party or parties in the arbitration. In any action to enforce this agreement to arbitrate or any arbitral award rendered hereunder, the court may award costs and attorneys’ fees against the party resisting enforcement.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KANSAS CITY SOUTHERN

By:	/s/ Michael R. Haverty

	Name:	Michael R. Haverty
	Title:	Chairman, President and Chief Executive Officer

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

By:	/s/ Michael R. Haverty

	Name:	Michael R. Haverty
	Title:	Chairman of the Board

NORFOLK SOUTHERN CORPORATION

By:	/s/ C.W. Moorman

	Name:	C. W. Moorman
	Title:	President and Chief Executive Officer

THE ALABAMA GREAT SOUTHERN RAILROAD COMPANY

By:	/s/ James A. Squires

	Name:	James A. Squires
	Title:	Vice President